                                                                    EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, dated as of March 31, 2000 (together with the Schedules, Annexes and Exhibits hereto, this "Agreement"), is by and between Oxford Electronics Acquisition Corp., a Delaware corporation ("Buyer") and Anthony P. Dalia, an individual ("Seller"), the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of common stock, no par value (the "Common Stock"), of Oxford Electronics, Inc. d/b/a Airport Technical Services, a New York corporation (the "Company").

         WHEREAS, the Seller desires to sell all of the shares of Common Stock owned by Seller (the "Shares") and Buyer desires to purchase such Shares for the consideration provided herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, Seller and Buyer hereby agree as follows:

         SECTION 1.  SALE AND PURCHASE.


         (a) Sale and Purchase. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2(a)), Seller will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from Seller, the Shares, which constitute all of the outstanding shares of capital stock of the Company.

         (b) Purchase Price. On the terms and subject to the conditions of this Agreement, in consideration of the sale of the Shares, Buyer agrees to pay to Seller the purchase price (the "Purchase Price"), which shall consist of (i) an aggregate sum in cash payable on the Closing Date equal to $9,600,000, subject to adjustment as provided in Sections 6(a), 6(n), 6(o), 7(o) and 20 (the "Initial Amount") plus (ii) the Deferred Payment Amount pursuant to Section 1(c). The Initial Amount shall be payable by wire transfer of immediately available funds to such bank account or bank accounts as Seller shall theretofore designate in writing to Buyer, or by such other means as are agreed upon by Seller and Buyer, provided that $1,000,000 of the Initial Amount shall be paid into escrow pursuant to the Escrow Agreement in the form of Exhibit II hereto (the "Escrow Agreement"). In addition, in consideration for the covenants made by Seller in Section 6(c) hereof, Buyer agrees to pay to Seller $100,000 in cash payable (the "Non-Competition Allocation") on the Closing Date either by wire transfer of immediately available funds to such bank account or bank accounts as Seller shall theretofore designate in writing to Buyer, or by such other means as are agreed upon by Seller and Buyer. For the purposes of
Section 9(b)(iii), the Non-Competition Allocation shall constitute a component of the Purchase Price.

         (c) Deferred Payment Amount. Upon completion of the Company's audited financial statements for the fiscal year ending October 31, 2000 (which is expected to occur within 90 days of such date), Buyer and its auditors shall calculate EBITDA of the Company for the fiscal year ending October 31, 2000 ("2000 EBITDA") and Buyer shall promptly cause to be




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prepared and delivered to Seller a statement (the "EBITDA Statement") setting forth the calculation of 2000 EBITDA. The fee for such audit and calculation shall be paid for by Buyer. As used in this Section 1(c), "EBITDA" shall mean earnings before interest, taxes, depreciation, amortization and any realized or unrealized gains or losses in connection with any investments, all as set forth in such audited financial statements, adjusted for the unusual or non-recurring items and such other unusual or non-recurring items which will discontinue at Closing which are estimated and listed in Schedule 1(c). Within 30 days from receipt of such calculation, Buyer shall pay any Deferred Payment Amount by wire transfer of immediately available funds to such bank account or bank accounts as Seller shall theretofore designate in writing to Buyer, or by such other means as are agreed upon by Seller and Buyer; provided, however, that to the extent that Losses pursuant to Section 9 hereof exceed the amount in escrow at the time of such Deferred Payment, such excess amount of Losses (not to exceed $500,000 in any event) shall be paid into escrow pursuant to the Escrow Agreement (the "Additional Escrow Amount"). To the extent the Deferred Payment Amount (less the Additional Escrow Amount, if any) is not paid by the 120th day following October 31, 2000, interest will accrue on the Deferred Payment Amount (less the Additional Escrow Amount, if any), from and including the 121st day following October 31, 2000, at the prime rate of interest as quoted in the Wall Street Journal as the base rate on corporate loans posted at such time by at least 75% of the 30 largest banks in the United States (the "Interest") but excluding the day such amount is paid to Seller in full; provided however that if Seller disputes 2000 EBITDA calculated by Buyer and its auditors Interest shall not accrue on the Deferred Payment Amount (less the Additional Escrow Amount, if any) until such dispute has been resolved. If Seller prevails in such dispute, Interest shall accrue on the Deferred Payment Amount (less the Additional Escrow Amount, if any) from and including the 121st day following October 31, 2000 but excluding the date of payment. If Buyer prevails, Interest shall accrue on the Deferred Payment Amount (less the Additional Escrow Amount, if any) only to the extent that Buyer fails to pay the Deferred Payment Amount (less the Additional Escrow Amount, if any) within 10 days following the resolution of such dispute by the Independent Firm (as defined in Section 20(d)), in which case Interest shall accrue from and including the 11th day after the resolution of such dispute but excluding the date of payment of the Deferred Payment Amount. The "Deferred Payment Amount" shall be as follows (all EBITDA amounts shall be rounded to the nearest dollar):

                  (i) If 2000 EBITDA is equal to or greater than $2,200,000, then the Deferred Payment Amount shall be $2,500,000;

                  (ii) If 2000 EBITDA is equal to or greater than $2,100,000 but less than $2,200,000, then the Deferred Payment Amount shall be $2,000,000;

                  (iii) If 2000 EBITDA is equal to or greater than $2,000,000 but less than $2,100,000, then the Deferred Payment Amount shall be $1,500,000;

                  (iv) If 2000 EBITDA is equal to or greater than $1,900,000 but less than $2,000,000, then the Deferred Payment Amount shall be $1,000,000;

                  (v) If 2000 EBITDA is equal to or greater than $1,800,000 but less than $1,900,000, then the Deferred Payment Amount shall be $500,000; and



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                  (vi) If 2000 EBITDA is less than $1,800,000, then the
Deferred Payment Amount shall be zero.

         The determination of 2000 EBITDA shall include credit for any and all recoveries of Losses by Buyer from Seller pursuant to the provisions of Section 9 of this Agreement to the extent such recovery relates to a non-recurring item that was a deduction of 2000 EBITDA. Furthermore, if 2000 EBITDA is determined to be less than $2,200,000, and, but for the indemnification threshold set forth in Section 9(b)(iv), Buyer would have had the right to make a claim for indemnification against Seller, Seller may, at its sole option, reimburse Buyer for the amount of any such claims, in whole or in part, so as to cause the amount of such reimbursement to be credited to the final determination of 2000 EBITDA in accordance with the prior sentence, provided that such claim for indemnification results solely from a non-recurring event which does not and will not affect the on-going operations of the business of the Company.

         If Seller objects to the calculation of the 2000 EBITDA set forth in the EBITDA Statement, he shall notify Buyer in writing of his objection setting forth the amount in dispute and a reasonably detailed statement of the basis thereof to such EBITDA Statement within 30 days (the "Dispute Notice Period") of delivery of the EBITDA Statement (a "Dispute Notice"); provided, however, that if Seller fails to deliver a Dispute Notice within the prescribed period, the EBITDA Statement shall be final and binding on Buyer, Seller and their respective affiliates. If Seller delivers a Dispute Notice, Buyer and Seller shall negotiate in good faith in an attempt to resolve their differences within the following 30 days (the "Resolution Period"). If, at the end of the Resolution Period, Buyer and Seller have not reached an agreement in writing, the EBITDA Statement shall be submitted to the Independent Firm (as defined in Section 20(d)). Buyer and Seller shall take all action reasonably required to cause the Independent Firm to make its determination within 45 days after the date of its engagement, which determination shall be made in accordance with the provisions of this Section 1(c). Upon making its determination, the Independent Firm shall deliver to Buyer and Seller (i) a report setting forth its adjustments, if any, to the EBITDA Statement and the calculations supporting such adjustments, and (ii) the EBITDA Statement accompanied by a schedule setting forth the calculation of the 2000 EBITDA. Such report and calculation of the 2000 EBITDA shall be final, conclusive and binding on the parties hereto and not subject to appeal, absent fraud or manifest error. The fees and expenses incurred in connection with the engagement of the Independent Firm shall be borne by the party whose proposed 2000 EBITDA was further from the 2000 EBITDA determined by the Independent Firm.


         SECTION 2. THE CLOSING.

         (a) Time and Place of Closing. On the terms and subject to the conditions contained in this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022 as soon as practicable following the execution of this Agreement, and in any event within 10 business days following satisfaction of all closing conditions, or at such other place or time as the Buyer and Seller may agree in writing (the "Closing Date"). At the Closing there




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shall have been delivered to Buyer and Seller the opinions, certificates and other documents and instruments required to be delivered hereunder.

         (b) Delivery and Payment. At the Closing, Seller shall deliver (or cause to be delivered) to Buyer stock certificates representing the number of the Shares duly endorsed or accompanied by duly executed stock powers in blank and having all necessary stock transfer tax stamps affixed thereto at the expense of Seller in form suitable for transfer of valid title thereto to Buyer free and clear of any Encumbrances (as defined herein), and the certificates and opinions to be delivered pursuant to Section 7 hereof, against payment of the Initial Amount by Buyer to Seller and into escrow (as provided in Section 1(b)) and the certificates and opinions to be delivered pursuant to Section 8 hereof.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO STOCK OWNERSHIP, AUTHORITY, NO VIOLATION, ETC.


         Seller hereby represents and warrants to Buyer, as follows:

         (a) Stock Ownership. Seller is the beneficial and record owner of the Shares, free and clear of any lien, pledge, option, security interest, claim, charge, third party right or any other restriction or encumbrance of any nature whatsoever (each an "Encumbrance"), and will transfer to Buyer good and marketable title to the Shares, free and clear of any Encumbrance.

         (b) No Violation, Etc. Neither Seller's execution and delivery of this Agreement, the consummation of the transactions contemplated herein nor compliance by Seller with any of the provisions hereof will (i) result in the creation of any Encumbrance the Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, or any other instrument or obligation to which such Seller is a party or by which Seller or the Shares may be bound or affected, or otherwise or (ii) violate any order, writ, injunctions, decree, statute, rule or regulation applicable to Seller or the Shares. Except as otherwise disclosed on
Schedule 4(a) hereto, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third Person (as herein defined) is required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement or consummation by Seller of the transactions contemplated herein in the manner contemplated hereby.

         (c) No Other Agreements to Sell Assets or Business. Neither the Company nor Seller has any legal obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity (each, a "Person") to (i) sell the Shares (other than the sales contemplated hereby), (ii) sell any assets of the Company (other than sales of fully depreciated assets (which are not required for the on-going business operations of the Company) or inventory in the ordinary course of the business of the Company), (iii) issue, sell or otherwise transfer any capital stock or any security convertible into or exchangeable for capital stock of the Company (other than the sales contemplated hereby), (iv) effect any merger, consolidation or other reorganization of the Company or (v) enter into any agreement with respect to any of the foregoing.


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         (d) Litigation. There is no action, claim, suit or proceeding pending or, to the knowledge of Seller, threatened by or against or affecting Seller or the Shares and, there is no investigation pending or, to the knowledge of Seller, threatened against or affecting Seller or the Shares, in each case before any court or governmental or regulatory authority or body, that could effect the ability of Seller to sell and transfer such the Shares or otherwise to consummate the transactions contemplated by this Agreement at the Closing. There are no writs, decrees, injunctions or orders of any court or governmental or regulatory agency, authority or body outstanding against Seller with respect to the Shares.

         (e) Authority; Execution and Delivery. Seller has the power, capacity and authority to enter into this Agreement, to sell Seller's Shares in accordance with the terms hereof, and to perform fully Seller's obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforcement hereof (or thereof) may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

         SECTION 4. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents and warrants to Buyer, as follows:

         (a) No Conflicts, Consents, Etc. Except as disclosed on Schedule 4(a) hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Seller or the Company with the provisions hereof do not or will not (i) violate or conflict with any of the provisions of the Certificate of Incorporation or By-laws of the Company,
(ii) materially violate, conflict with result in a breach of any provision of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or result in the acceleration of performance under, or termination or cancellation or in a right of termination or cancellation of, or result in being declared void, voidable, without further binding effect or subject to amendment or modification of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, deed of trust, license, agreement, contract or any other instrument or commitment or obligation to which the Company is a party, or by which the Company or any of its assets or properties may be bound or affected; unless otherwise indicated on Schedule 4(a), no violation, conflict, breach, termination, cancellation or default could reasonably be expected to, individually or in the aggregate, (A) have a "Material Adverse Effect" (as herein defined) or (B) impair Seller's ability to execute, deliver or perform his obligations under this Agreement, (iii) result in the creation of any Encumbrance upon the Shares or any of the capital stock, assets or properties of the Company, (iv) violate any order, writ, injunction, decree, judgment, ruling, statute, rule or regulation applicable to the Company, or any of its assets or properties, which violation could reasonably be expected to have a Material Adverse Effect, (v) require any consent, approval, permission or other authorization of, or notice to, or declaration or filing or registration by or with any court, arbitrator or governmental, administrative, or regulatory authority or (vi) have a Material Adverse Effect on any Permit (as defined below) that is required for the conduct of the business of the Company. Except as disclosed on Schedule 4(a) hereto, no consent, approval,


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permission or other authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority is necessary to enable the Company to continue to conduct its business, properties and operations after the Closing in a manner which is consistent with that in which it is presently conducted. As used in this Agreement, the term "Material Adverse Effect" shall mean any material adverse effect on or change in the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company (other than changes or circumstances affecting general market conditions or which are generally applicable to the industry in which the Company engages, provided that such effect does not adversely affect the Company in a disproportionate manner).

         (b) Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. The Company has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction (domestic, foreign or otherwise) where such qualification is necessary under applicable law, except where such failure to be so qualified would not have a Material Adverse Effect. The Company has not received any notice or assertion from the Secretary of State or comparable official of any jurisdiction to the effect that the Company is required to be qualified or otherwise authorized to do business therein, in which the Company has not qualified or obtained such authorization.

         (c) Capitalization.

                  (i) The Company's authorized capital stock consists exclusively of 200 shares of Common Stock of which 100 shares of such Common Stock are issued and outstanding and constitute the Shares. Except as set forth
Schedule 4(c) hereto, the Company has no direct or indirect subsidiaries, nor does it hold any equity interests or any convertible securities, directly or indirectly, in any other Person. Schedule 4(c) hereto lists all shareholder agreements to which the Company or Seller is a party, if any, all of which will be terminated at the Closing.

                  (ii) All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable. The issuance and sale of all such Shares have been in full compliance with all applicable federal and state securities laws. There are no existing subscriptions, warrants, rights, options, calls, contracts, understandings, commitments, restrictions or arrangements of any character whatsoever, or agreements to grant the same, relating to the issuance, sale, delivery or transfer, or voting of any Shares or of any other capital stock of the Company, and the Company does not have any outstanding securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any subscriptions, warrants, rights, options, calls, contracts, understandings, commitments, restrictions or arrangements of any character whatsoever with respect to the issuance, sale or delivery of such convertible securities.

         (d) Certificate of Incorporation and By-laws. Seller has delivered to Buyer copies of the Certificate of Incorporation of the Company, including any amendments thereto through the date hereof (certified as of a recent date by the Secretary


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of the Company), which copies are complete and correct as of the date hereof.
The Company is not in default in the performance, observation or fulfillment of its Certificate of Incorporation or By-laws.

         (e) Financial Statements. Seller has delivered to Buyer true, correct, and complete copies of the following financial statements of the Company, including any related notes to such financial statements (the "Company Financial Statements"), each of which has been prepared in accordance with GAAP consistently applied throughout the periods indicated, except as set forth on
Schedule 4(c) (subject to year-end adjustments), and has been prepared from and is in accordance with the books and records of the Company and fairly presents the financial position and results of operations of the Company as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to normal year-end adjustments:

                  (i) unaudited balance sheets of the Company as at October 31, 1997 and October 31, 1998 and audited balance sheets of the Company as at October 31, 1999;

                  (ii) unaudited statements of income and retained earnings and statements of changes of cash flows of the Company for the twelve months ended October 31, 1997, the twelve months ended October 31, 1998 and audited statements of income and retained earnings and statements of changes of cash flows of the Company for the twelve months ended October 31, 1999; and

                  (iii) an unaudited balance sheet, statement of income and retained earnings and statement of changes in cash flows as at and for the four
(4) months ended February 29, 2000.

The audited balance sheet of the Company as at October 31, 1999 (the "Balance Sheet Date") is herein referred to as the "Balance Sheet."

         (f) Absence of Undisclosed Liabilities and Obligations. Except as disclosed on the Schedules hereto or to the extent such liabilities or obligations would not, individually or in the aggregate, have a Material Adverse Effect, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) other than (i) liabilities reflected or reserved against on the Balance Sheet, (ii) liabilities of a type customarily reflected in a corporate balance sheet prepared in accordance with GAAP that have arisen in the ordinary course of business as a result of arms-length negotiations since the Balance Sheet Date and (iii) normal accruals, reclassifications and audit adjustments made in accordance with GAAP which would be reflected on an audited financial statement and which would not be material in the aggregate.

         (g) Absence of Certain Changes or Events. Except as disclosed on
Schedule 4(g) hereto, since the Balance Sheet Date, there has not been any:

                  (i) change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of the Company, except for changes which have been in the ordinary course of business which, in accordance with GAAP applied in a manner consistent



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with such application on the Balance Sheet Date, have been fully recorded in the books and records of the Company and which would not, individually or in the aggregate, have a Material Adverse Effect;

                  (ii) change in the number of shares of capital stock issued and outstanding or any declaration, setting aside or payment of any dividend or other distribution, except for any dividends, bonuses or distributions contemplated by the last sentence of Section 6(a) (whether in cash, securities, property or otherwise), in respect of, or any split, combination or reclassification of, the capital stock of the Company, or any redemption or other acquisition by the Company of any shares of its capital stock;

                  (iii) other than pursuant to existing employment agreements, corporate policies, practices and procedures or existing plans and arrangement each as described or required to be described on Schedules 4(l)(vii), 4(l)(viii) or 4(l)(ix) hereto (A) increase in the compensation payable or to become payable by the Company to any of its officers, directors, employees, independent contractors or agents (collectively, "Company Personnel") whose total compensation for services rendered to the Company is currently at an annual rate of more than $30,000, any increase to any supervisor, shift manager or manager or any increase of general applicability in the compensation payable to Company Personnel, (B) bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, of or to the credit of Company Personnel, or (C) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company;

                  (iv) strikes, picketing, unfair labor practices, demands for recognition, petitions or other labor disputes (other than grievance procedures in the ordinary course of business), or any controversies or unsettled grievances threatened between the Company and any Company Personnel or any collective bargaining organization representing or seeking to represent Company Personnel;

                  (v) addition to or modification of the employee benefit plans, arrangements or practices described on Schedule 4(l)(viii) hereto, other than (A) contributions made for the fiscal year ended October 31, 1999 in accordance with the normal practices of the Company or (B) the extension of coverage to other Company Personnel who became eligible after October 31, 1999;

                  (vi) establishment, agreement to establish or any change in any pension, retirement or welfare plan for the benefit of any Company Personnel not theretofore in effect;

                  (vii) mortgage, pledge or subjection to any Encumbrance of any of the assets, tangible or intangible, of the Company except (A) the lien of current real and personal property taxes incurred but not yet due and payable, (B) materialmen's or like liens or obligations arising in the ordinary course of business securing obligations not yet due and payable, or (C) purchase money security interests or similar liens arising in the ordinary course of business in an amount not to exceed in the case of this clause (C) $2,500, in the aggregate;



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                  (viii) sale, assignment or transfer of any assets, tangible or intangible, of the Company which are material, singly or in the aggregate, to the Company other than in the ordinary course of business and consistent with past practice or any conducting of business other than in the ordinary course and consistent with past practice, or any acquisition of all or any part of the assets, properties, stock or business of any Person other than in the ordinary course of business and consistent with past practice;

                  (ix) change by the Company in accounting methods, principles or practices, except as required by GAAP;

                  (x) cancellation of any debt or waiver of any claim or right of significant value to the Company, whether or not in the ordinary course of business;

                  (xi) amendment, cancellation or termination by the Company of any contract, agreement or other instrument which is material to the Company or its business;

                  (xii) liability incurred by the Company, except liabilities incurred in the ordinary course of business consistent in both kind and amount with past practices of the Company and which would not, individually or in the aggregate, have a Material Adverse Effect;

                  (xiii) payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Company other than in the ordinary course of business and consistent with past practice;

                  (xiv) capital expenditure or the execution of any lease with respect to any aspect of the business of the Company, or any incurring liability therefor, involving payments in excess of $5,000 in the aggregate, including all forward commitments to purchase equipment or inventory (including, without limitation, fuel);

                  (xv) borrowing of money by the Company or guaranteeing of any indebtedness of others by the Company other than in the ordinary course of business and consistent with past practice;

                  (xvi) lending of any money or otherwise pledging the credit of the Company to any party other than the Company;

                  (xvii) failure to operate the business of the Company in the ordinary course so as to preserve the business intact, to make commercially reasonable efforts to (A) keep available to the Company the services of the Company Personnel and (B) preserve for Buyer the goodwill of the suppliers, customers and others having business relations with the Company;

                  (xviii) cancellation of, or failure to continue, insurance coverages of the Company at the commercially reasonable levels or as required by any contract or agreement;

                  (xix) failure to pay any current obligations of the Company in accordance with the general practices of the Company, except for those being contested in good faith and disclosed on Schedule 4(g) hereto;


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                  (xx) damage, destruction or casualty loss, whether covered by insurance or not which would, individually or in the aggregate, have a Material Adverse Effect;

                  (xxi) transaction entered into with any Affiliate (an "Affiliate," for the purposes of this Agreement, shall include with respect to any Person, a director or officer of such Person or any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person) of the Company, Seller or any member of Seller's family (related by blood or marriage) (each, a "Family Member"), including any dividend payment;

                  (xxii) other event or condition of any character which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                  (xxiii) hiring or firing of any employees having a title of "supervisor" (or any employee having a comparable or more senior title) without the consent of Buyer (not to be unreasonably withheld); or

                  (xxiv) agreement by Seller or the Company to do any of the foregoing.

         (h) Tax Matters. Except as disclosed on Schedule 4(h):

                  (i) The Company has duly filed all Tax reports, returns, and other documents relating to any Tax ("Tax Return") required to be filed by it, including, without limitation, all federal, state, local and foreign Tax Returns and has complied with all of its obligations to withhold, collect and pay over Taxes to all governmental authorities. All such Tax Returns and reports are accurate and complete and were prepared in conformity with the applicable laws and regulations. For the purposes of this Agreement, any federal, state, local, foreign, income, sales, use, excise, stamp, franchise, transfer, payroll, property (personal or real), occupancy, withholding or other tax, charge, levy, fee, assessment, unemployment insurance premiums or other governmental charge together with any fines, additions, interest or penalty in respect thereto, is referred to as a "Tax".

                  (ii) The Company has (A) paid in full all Taxes shown to be due on each Tax Return (including, without limitation, any estimated Tax Return) due on or prior to the Closing Date or shown to be due on any assessment, reassessment, deficiency notice, 30-day letter or similar notice received by it and (B) made adequate provision (by the establishment of express reserves on the Company financial statements, other than deferred taxes) for all Taxes relating to or arising in connection with any period ending on or before the Closing Date (and, in the case of any taxable period that includes, but does not end on, the Closing Date, the portion of such period that ends on and includes the Closing Date).

                  (iii) There are no tax liens upon any property or assets of the Company, except liens for current Taxes not yet due or the validity of which is being contested in good faith by appropriate proceedings and which are disclosed on Schedule 4(h) hereto. The Company has delivered to Buyer true and complete copies of all Income Tax Returns for all taxable years of the

Company since the year that began November 1, 1996, together with true and complete copies of all reports of taxing authorities relating to examination of any such Tax Returns.

                  (iv) The Company is not a party to any pending action or proceeding by any governmental authority in connection with the assessment of any Tax, and no claim for assessment, reassessment or collection of any Tax has been asserted against the Company that has not been paid.

                  (v) The Company has been an "S Corporation" within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), for all periods from and after November 1, 1996 through the Closing Date. The aggregate amount of Built-in Gains Tax will not exceed the Built-in Gains Tax Filing Amount. There are no pending, audits, investigations or claims for or relating to any liability in respect of Taxes of the Company. Except as set forth on Schedule 4(h), there are no outstanding agreements or waivers extending any statutory period of limitations applicable to any federal income tax return or other tax return of the Company for any period. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method, except as set forth on Schedule 4(h). The Company is not a party to or otherwise bound by any tax-sharing agreement or similar arrangement. The Company is not a party to any contract providing for an "excess parachute payment" as defined in Section 280G of the Code and none of the transactions contemplated by this Agreement will give rise to any such "excess parachute payment".

         (i) Accounts Receivable. The accounts receivable reflected on the Balance Sheet, or thereafter earned and recorded by the Company, (i) have arisen only from bona fide transactions entered into in the ordinary course of business of the Company and (ii) except with respect to accounts receivable that become uncollectable as a result of the bankruptcy or insolvency of the relevant account-debtor of the Company following the Closing Date, such accounts receivable have been collected or are collectible within six (6) months of the Closing Date at the aggregate gross recorded amounts thereof less, in the case of accounts receivable reflected on the Balance Sheet, the allowance for uncollectable accounts, returns and trade allowances set forth therein, and in the case of accounts receivable thereafter recorded, an allowance for uncollectable accounts, returns and trade allowances recorded in a manner consistent with the reserve set forth in the Balance Sheet.

         (j) Inventories. The inventories reflected on the Balance Sheet, or thereafter acquired by the Company, consist of items of a quality and quantity usable or saleable in the normal and usual course of the business of the Company and have a fair market value at least equal to the values at which such items are carried on its books. The values at which such inventories are carried on the Balance Sheet reflect the normal inventory valuation policy of the Company (including the writing down of the value of slow-moving or obsolete inventory or inventory of below standard quality to realizable market value in accordance with GAAP), stating inventories at the lower of cost or market on a first-in, first-out basis.

         (k) Equipment. Except as set forth on Schedule 4(k), all equipment used by the Company (except for leased equipment for which the lessors have valid security interest) is free and clear of any Encumbrance. Set forth on
Schedule 4(k) is a list of all of its equipment. No equipment of the Company is located outside the United States.

         (l) Lists of Properties, Contracts and Personnel Data. Schedules 4(l)(i) through 4(l)(xv) hereto contain accurate lists and a brief summary description of the following:

                  (i) Schedule 4(l)(i). Qualification. All jurisdictions in which the Company is duly qualified to do business as a foreign corporation;

                  (ii) Schedule 4(l)(ii). Real Property. All real property owned by the Company; leases of real property to which the Company is a party; all premises occupied by the Company under rental arrangements without leases (including in each case the amount of rent and the type of occupancy); and all contracts to which the Company is a party for the sale or purchase of real property;

                  (iii) Schedule 4(l)(iii). Intellectual Properties: Computer Software. (A) All patent of any description and pending applications therefor, all registrations of trademarks and of other marks, all registrations of trade names, labels or other trade rights, all pending applications for any such registrations or entries of the foregoing, all copyright registrations (including, for Computer Software (as defined below)) and pending applications therefor, all other copyrights, trademarks, and other marks, trade names, trade secrets, inventions, know-how, databases, customer lists and other trade rights, and all other inventions, formulae and designs, whether or not patentable (collectively, "Intellectual Properties"), in the case of each of the foregoing, whether U.S. or foreign, all to the extent that the foregoing items are material to the business of the Company (except that all patents and patent applications, and trademark and copyright registrations, whether or not material, are also included) and are owned in whole or in part or used by the Company, and all licenses relating thereto other than the Computer Software Licenses (as hereinafter defined); and (B) all material proprietary computer software (including, without limitation, all computer programs object code, source code, user interface, data bases and documentation) owned in whole or in part or used by the Company (the "Computer Software"), and all licenses relating thereto (other than licenses for commercially available software for personal computers) ("Computer Software Licenses"; the Intellectual Property Licenses and the Computer Software Licenses being collectively referred to as the "Licenses");

                  (iv) Schedule 4(l)(iv). Personal Property. The most current available register of personal property owned or leased by the Company as of a recent date indicating the current depreciated book value of owned items and the terms and annual lease payments of leased items;

                  (v) Schedule 4(l)(v). Insurance. (A) All policies of insurance in force with respect to the Company, including, without restricting the generality of the foregoing, those covering properties, buildings, machinery, equipment, furniture, fixtures, operations and lives of, or performance of their duties by, Company Personnel setting forth the insurers, expiration dates, descriptions and amounts of coverage, deductibles and annual premiums as of the Balance Sheet Date; and (B) all self-insurance programs of the Company;

                  (vi) Schedule 4(l)(vi). Other Contracts. All written and oral agreements, contracts and commitments relating to the business of the Company not otherwise listed in any other Schedule hereto with an annual payment in excess of $10,000, individually or $25,000 in the aggregate (but in any event including all equipment Leases) or which cannot be canceled upon thirty (30) days' notice (other than purchase orders entered into in the ordinary course of business at standard prices) and (A) any agreements under which the Company has limited or restricted the Company's right to compete with any Person in any respect; (B) any contract or agreement to indemnify any person or guaranty any obligation of a third party (other than pursuant to Company contracts entered into with customers, facility lessors and airports in the ordinary course of business and on customary terms); (C) contract for the grant to any person of any preferential rights to purchase any of the businesses of the Company;
(D) Joint venture agreement; (E) contract relating to the acquisition by the Company of any operating business or the capital stock of any person; or
(F) consulting contracts (or any oral consulting contracts);

                  (vii) Schedule 4(l)(vii). Labor Agreements. All written and oral collective bargaining or other labor contracts, employment or termination agreements, compensation agreements, bonus or incentive agreements, consulting or similar agreements and collective bargaining agreements relating to Company Personnel;

                  (viii) Schedule 4(l)(viii). ERISA. All pension, retirement, savings, profit sharing, medical, dental, health, disability, life, death benefit, group insurance, deferred compensation, stock option, stock purchase, restricted stock, bonus or incentive, severance pay, and any other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, including, without limitation, any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (i) currently in effect under which current or former Company Personnel are entitled to participate or have participated by reason of their relationship with the Company, and to which the Company is a party or a sponsor or a fiduciary thereof or by which the Company (or any of its rights, properties or assets) is bound or (ii) with respect to which the Company has any obligation to make payments or contributions, or may otherwise have any liability (the "Employee Plans"); identifying (a) each such plan which provides any benefits after termination of employment other than a plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Retirement Plan") and (b) each such plan that is a Retirement Plan;

                  (ix) Schedule 4(l)(ix). Compensation. The names and current annual rates of compensation of all Company Personnel whose current aggregate annual rates of compensation including bonuses are $30,000 or more, together with a summary (containing estimates to the extent necessary) of existing bonuses, additional compensation (whether current or deferred) and other like benefits, if any, paid to such persons in the fiscal year ended October 31, 1999, or subsequent thereto;

                  (x) Schedule 4(l)(x). Powers of Attorney. The names of all Persons holding powers of attorney from the Company;

                  (xi) Schedule 4(l)(xi). Marketable Securities. All marketable securities and all other notes or other obligations evidenced by written instruments owned by the Company;

                  (xii) Schedule 4(l)(xii). Indebtedness. All notes, debentures, bonds, letters of credit, bankers' acceptances and other instruments evidencing indebtedness (including capital leases, guarantees, lines of credit and indebtedness with recourse limited to certain assets of the Company) of the Company;

                  (xiii) Schedule 4(l)(xiii). Bank Accounts. The name of each institution in which the Company has a bank account or safe-deposit box, the number of any such account or box, and the names of all Persons authorized to draw or to have access thereto;

                  (xiv) Schedule 4(l)(xiv). Agents. The name of each agent, if any, other than a regular employee or a commission salesman of the Company who has been paid a commission in connection with obtaining any contract or order of the Company since January 1, 1997, indicating the amount of such commission and the contract or order to which it related; and

                  (xv) Schedule 4(l)(xv). Licenses and Permits. All licenses, permits, consents, franchises, approvals, concessions, authorities (including, without limitation, all easements, rights of way and similar authorities), authorizations and certificates (including, but not limited to, all of the forgoing pursuant to any Environmental Law (as defined below)) and pending applications therefore of, by, or with any Governmental Authority (as defined herein) which are material to the Company or its business (collectively, "Permits").

         (m) Copies of Documents. The Company previously delivered or made available to Buyer or to Schulte Roth & Zabel LLP, counsel to Buyer, true and complete copies of:

                  (i) all deeds, leases, agreements, contracts, undertakings, commitments, arrangements and plans listed on Schedules 4(l)(ii), 4(l)(iv), 4(l)(vi) and 4(l)(vii);

                  (ii) with respect to each Employee Plan listed on Schedule 4(l)(viii), (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) current summary plan descriptions and summaries of material modifications; (3) the most recent tax qualified determination letters, if any, received from or applications pending with the Internal Revenue Service; (4) the three most recent Form 5500 Annual Reports, including related Schedules and audited financial statements and opinions of independent certified public accountants; (5) with respect to each Employee Plan that is a defined contribution plan, the most recent annual and quarterly or monthly valuations; (6) with respect to each Employee Plan that is a "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA (a "Pension Plan"), a copy of the most recent actuarial valuation report; and (7) the most recent nondiscrimination testing results under Sections 401(a)(4), 401(k) and 410(b) of the Code.

                  (iii) all Intellectual Properties and Computer Software listed on Schedule 4(l)(iii);

                  (iv) all Permits listed on Schedule 4(l)(xv);

                  (v) all policies of insurance listed on Schedule 4(l)(v);

                  (vi) all instruments evidencing a power of attorney listed on
Schedule 4(l)(x); and

                  (vii) all securities, notes, debentures, bonds, bankers' acceptances, letters of credit and other instruments of indebtedness listed on
Schedule 4(l)(xi) and Schedule 4(l)(xii).

         (n) Tangible Properties. The Company owns no real property. (i) The Company has good, valid and marketable title to all of the personal properties and tangible assets which it purports to own (including those reflected in the Balance Sheet, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Encumbrances of any nature whatsoever, except for (A) the lien of taxes not yet due and payable, (B) such imperfections of title and encumbrances, if any, which are not substantial in amount and as do not detract from the value, or interfere with the present or contemplated use, of the properties of the Company, respectively, or otherwise impair in any material respect the business operations of the Company and (C) as otherwise set forth on Schedule 4(n) hereto; (ii) the Company has in all respects performed all the obligations required to be performed by it to the date hereof under said leases and possesses and quietly enjoys said properties under said leases, and (iii) such properties are not subject to any Encumbrances, easements, rights of way, building or use restrictions, exceptions, reservations, or limitations that interfere with or impair in any material respect the present and continued use thereof in the usual and normal conduct of the business of the Company. The Company has not received written or oral notice of (i) any violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the operations of leased properties of the Company and the Company knows of no such violation or
(ii) any pending or threatened condemnation proceedings relating to any of their leased properties and, so far as known to the Company, there are no such pending or threatened proceedings, in each case, where such violation or proceeding could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The plants, structures, equipment and material tangible properties owned, operated or leased by the Company are in all material respects well maintained and are in good operating condition and repair, ordinary wear and tear excepted.

         (o) Validity of Contracts. Except as set forth on Schedule 4(o) hereto, each material contract, agreement or commitment of the Company is valid and enforceable in accordance with its terms and the Company is not, and will not be with notice, the lapse of time, or both, in default under any material provision of any such contract, agreement or commitment. To the Company's knowledge, any Person which is a party to any such material agreement, contract or commitment, is not, and will not be with notice, the lapse of time or both, in default under any provision of any such material contract, agreement or commitment.

         (p) Intellectual Properties.

                  (i) No Person other than the Company has an ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Intellectual Properties or Computer Software listed on Schedule 4(l)(iii) hereto, except as noted in such Schedule. No intellectual property or other proprietary rights other than the Intellectual Properties, the Computer Software and the Licenses are required to enable the Company to conduct its business as now conducted. The Company has good title to, or is licensed or otherwise has the rights to use, all of the Intellectual Properties listed on
Schedule 4(l)(iii), free and clear of any Encumbrance or royalty or other payment requirements of any nature whatsoever, which rights are freely assignable by the Company to any person without payment, consent of any person or other restriction except as noted in such Schedule.

                  (ii) The Intellectual Properties are valid and enforceable, and none of the Intellectual Properties has been canceled or abandoned or licensed by the Company in such a way as could reasonably be expected to have a Material Adverse Effect on the validity of such Intellectual Property or dedicate same to the public. The Company is listed in the records of the appropriate U.S. and foreign governmental agency as the sole and exclusive owner of record for each registration, grant and application listed in Schedule 4(l)(iii). The Company has received no notice of, and to the Company's knowledge, the Company is not infringing upon, or otherwise violating, and has not violated, the intellectual property or other proprietary rights of any third party. Without limiting the generality of the foregoing, to the Company's knowledge, no trademark, service mark, trade name or corporate name used by the Company, including without limitation any such mark or name which includes the words "Oxford Electronics" or "Airport Technical Services," infringes or dilutes the trademark, service mark, corporate name or trade name of any person. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company under any agreement granting the Company rights to Intellectual Properties. No party to any agreement granting the Company rights to Intellectual Properties has given the Company notice of its intention to cancel, terminate or fail to renew any such agreement.

         (q) Environmental Matters.

                  (i) Except as set forth on Schedule 4(q) hereto:

         (A) the Company and (with respect to the Company) the Company Personnel are and have been in full compliance with applicable Environmental Laws; (B) the Company has obtained and is in compliance with all necessary authorizations that are required under Environmental Law to operate the facilities, assets and business of the Company; (C) there is not and has not been any Release or Environmental Condition at, under or in or originating from any premises or property currently or formerly owned, leased, operated, or used by the Company; (D) there is not and has not been any Environmental Condition at, under or in or originating from any other location relating in any way to the Company (including, without limitation, any location at which any Hazardous Substances have been generated, treated, stored or disposed by or on behalf of the Company); (E) the Company is not subject to any indemnity or other agreement with any person or entity relating to liabilities or obligations (contingent or otherwise) arising under or related to Environmental Laws; (F) no Environmental Claims have been asserted against the Company or, to the knowledge of the Company, any predecessor in interest nor does the Company have knowledge or notice of any threatened or pending Environmental Claim against the Company or any predecessor in interest; (G) to the knowledge of the Company, no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by the Company or any predecessor in interest; and (H) the Company has delivered to Buyer true and complete copies of all environmental reports, studies, investigations or correspondence regarding any Environmental Conditions at any of the Company's currently or formerly operated premises or properties which are in possession, care, custody or control of the Company, Seller, environmental consultants or its agents.

                  (ii) "Environmental Condition" means any act, omission, event, condition or circumstance, including, without limitation, the presence of any Hazardous Substances, which does or reasonably could (A) require assessment, investigation, abatement, correction, removal or remediation pursuant to any Environmental Law, (B) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) pursuant to any Environmental Law, (C) create or constitute a public or private nuisance or trespass, or (D) constitute a violation of or non-compliance with any Environmental Law, including, without limitation, Environmental Laws requiring the acquisition of and compliance with the terms of Permits issued by any international, national, state, provincial, regional, federal, municipal or local agency, department, court or other judicial, administrative, legislative, regulatory, governmental or quasi-governmental authority ("Governmental Authority").

                  (iii) "Environmental Law" includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any international, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgment, decree, Permit, common or decisional law (including, without limitation, principles of negligence and strict liability), written requirement of any Governmental Authority, lessor, or airport authority, or written requirement of any agreement, contract, or undertaking, any of which regulates, established standards or requirements, or concerns liability (including, without limitation, by indemnification or contribution) with respect to the environment, natural resources, safety, or health of humans or other organisms, including the manufacture, distribution in commerce, and use of Hazardous Substances.

                 (iv) "Hazardous Substances" means any (A) element, compound or chemical that is defined, listed or otherwise classified as a pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, oil or petroleum or petroleum-derived substance, medical waste, special waste, infectious or biohazardous waste or solid waste under Environmental Laws; (B) petroleum, petroleum-based products; (C) asbestos, polychlorinated biphenyls ("PCBs"), radioactive material, ethylene glycol, propylene glycol, or other compound, element, material or substance in any form whatsoever (including, without limitation, products) regulated, restricted or addressed by or under any Environmental Law.

                  (v) "Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Substances from (i) any assets, properties or businesses of the Company or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Substances generated by the Company or any predecessor in interest.

                  (vi) "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

                  (vii) Within the ten year period prior to the date hereof, no environmental reports or studies have been prepared by or on behalf of the Company or Seller.

         (r) Insurance. All policies of insurance (or renewals thereof) set forth on Schedule 4(l)(v) are valid, outstanding and in force and effect on the date hereof and all premiums with respect thereto, covering all periods up to and including the date hereof, have been paid before past due. Occurrence-based third party liability coverages have been in effect for five prior years. Such policies are in the amounts shown on Schedule 4(l)(v), and insure the lease premises, structures and equipment of the Company against loss, theft and destruction and insure the properties and business of the Company against such losses and risks as are adequate in accordance with customary industry practice to protect the properties and business of the Company. All insurance claims in amounts greater than $5,000 filed by the Company in the three (3) prior years are listed in Schedule 4(l)(v) attached hereto. Except as set forth on Schedule 4(l)(v), all pending and threatened third party liability and workers' compensation claims, to the Company's knowledge, have been reported to the appropriate insurer. The insurance policies to which the Company is a party are sufficient for compliance in all material respects with all requirements of law and of all agreements to which the Company is a party. The Company's rights and benefits under the policies will continue in full force and effect with respect to pre-Closing periods for any claims which are brought post-Closing. Except as disclosed on Schedule 4(l)(v), no insurance carrier has canceled or limited any insurance coverage for the Company, or has given any notice or other indication of its intention to cancel or reduce any such coverage; and to the Company's knowledge there exists no grounds to cancel or avoid any of such policies or to reduce the coverage provided thereby. In the past three years, the Company has not been refused any insurance or indemnity bond coverage with respect to any assets or operations which it has requested or made any reduction in the scope of amount of its insurance coverage, nor have such carriers expressed reservations of rights. The Company has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. No notice of cancellation or termination of any such insurance policy has been received by the Company or Seller. The loss of any property not covered by insurance would not result, individually or in the aggregate, in a Material Adverse Effect.

         (s) Labor Matters. Except as disclosed on Schedule 4(l)(vii) hereto, the Company has no labor contracts, collective bargaining agreements or employment agreements with any Company Personnel or any representative of any Company Personnel. Except as set forth on Schedule 4(s)(i) the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, labor, safety and health, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or the National Mediation Board, if applicable, or, to the Company's knowledge, any threatened charge or complaint against the Company; (iii) there is no labor strike, representation campaign or work stoppage actually pending or, to the Company's knowledge, threatened, against or affecting the Company; (iv) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company; and (v) in the past five years the Company has not experienced any work stoppage. The Company has not experienced within the last 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq. or comparable state or local law.

         (t) Employment Benefits.

                  (i) Each Employee Plan has at all times been operated and administered in compliance with its terms, the applicable requirements of ERISA and the Code and all other applicable laws (including regulations and rulings thereunder) of the United States or any foreign jurisdiction, including their respective political subdivisions. Each Employee Plan that is intended to be tax qualified under Section 401(a) of the Code either has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified and that any trust associated with the Plan is tax exempt under
Section 501(a) of the Code or is a prototype plan as to which the prototype sponsor has received such a letter as to which the Company is entitled to rely on, and to the knowledge of the Company, there is no reason why the qualified status of any such Plan or trust would be denied or revoked, whether retroactively or prospectively. All amendments to the Employee Plans that were required to be made through the date hereof and the Closing Date to maintain the continued qualified status of such Employee Plans under Section 401(a) of the Code have been or will be made by the Closing Date.

                  (ii) No actual or, to the Company's knowledge, threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or governmental entity have been filed or are pending with respect to the Employee Plans or the Company in connection with any Employee Plan or, to the Company's knowledge, the fiduciaries or administrators thereof, and to the Company's knowledge, no state of facts or conditions exist which could be expected to subject the Company or any of its subsidiaries to any liability (other than routine claims for benefits) under the terms of the Employee Plan or applicable law. With respect to each Employee Plan there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA or other transaction that would result in any tax or penalty being imposed under Section 4975 of the Code or Section 409 or 502(i) of ERISA on the Company, any of its subsidiaries or any Person or entity with respect to which the Company or any of its subsidiaries has an obligation to indemnify.

                  (iii) Neither the Company nor any other entity (an "ERISA Affiliate") that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code has at any time maintained or contributed to or incurred any liability, contingent or otherwise, with respect to any plan subject to the terms of Title IV of ERISA or Section 412 of the Code.

                  (iv) No Employee Plan is a multiemployer plan (within the meaning of Section 3(37)(A) of ERISA and no Employee Plan is a multiple employer plan (as defined in Section 413 of the Code).

                  (v) To the extent applicable, all contributions or payments made or deemed to have been made with respect to each Employee Plan that is a deferred compensation plan, are presently, and have been during the years to which they relate, fully deductible pursuant to Section 404 of the Code. As of the Closing Date, all payments of outstanding contributions, due on or prior to that date, including minimum contributions, premiums, and funding obligations imposed by the terms of an Employee Plan or by any law or government agency shall have been made with respect to each Employee Plan. All contributions to and payments with respect to or under the Employee Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued, to the extent required to be made or accrued, before the Closing Date by the Company in accordance with the appropriate plan documents, financial statement, actuarial report, collective bargaining agreements or insurance contracts or arrangements. With respect to each Employee Plan that is an "employee welfare benefits plan" under Section 3(1) ERISA that is partially or fully funded through a trust, all tax deductions claimed by the Company relating to any such trust are allowable, and all tax returns and other governmental filings required to be filed with respect to any such trust, whether by the Company or the trust, have been made in a timely manner.

                  (vi) No Employee Plan providing medical or death benefits (whether or not insured) with respect to current or former employees of the Company continues such coverage or provides such benefits beyond their date of retirement or other termination of service (other than coverage mandated by section 601 of ERISA, Section 4980B of the Code or any similar federal, state or local law).

                  (vii) The execution of, and performance of the transactions contemplated in this Agreement will not constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or may (x) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Company Personnel or (y) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Employee Plan. As a direct or indirect result of the consummation of the transactions contemplated hereby, neither Buyer nor the Company will be obligated to make a payment to an individual that would not be deductible as a result of the application of Section 280G of the Code.

         (u) Litigation. Except as disclosed on Schedule 4(u) hereto, which contains a summary description thereof, there is no claim, litigation, proceeding, labor dispute (other than routine grievance procedures), arbitral action or government investigation pending or to the Company's knowledge, threatened against or relating to (A) the Company or any of its properties, (B) any Plan, (C) any Company Personnel in reference to actions taken by them in such capacities or (D) Seller with respect to the Shares which if adversely determined could, individually or in the aggregate, have a Material Adverse Effect. There are no writs, decrees, injunctions or orders of any court or governmental or regulatory agency, authority or body outstanding against the Company, any Plan or against Seller with respect to the Shares.

         (v) Compliance with Laws.

                  (i) Except as disclosed on Schedule 4(v) hereto, (i) the Company has complied in all respects with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities and agencies of any of the foregoing to which they are subject. The Company has not received any written or oral notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and to the Company's knowledge there is no reason to anticipate that any presently existing circumstances are likely to result violations of any such regulations. To the Company's knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws or ordinances, regulations or restrictions. The Company has obtained all Permits which are required in connection with the operations of its business as presently conducted. All such Permits are in full force and effect and no proceedings for the suspension or cancellation of any such Permit is pending or, to the Company's knowledge, threatened.

                  (ii) Neither the Company, nor any Company Personnel, nor Seller has made any payment of funds of the Company prohibited by law, and no funds of the Company have been set aside to be used for any payment prohibited by law.

                  (iii) The Company is in compliance in all respects with all applicable Department of Transportation ("DOT") and Federal Aviation Administration ("FAA") statutes, regulations, and rules, including, but not limited to: 14 C.F.R. Section 107 (Airport Security); 14 C.F.R. Section 121 Appendix I and J (Drug and Alcohol Testing); and 49 C.F.R. Section 171 et seq. (Hazardous Materials Regulations). The Company also is in compliance with any applicable FAA Advisory Circulars. Except as set forth in Schedule 4(v), the Company has not received written or oral notice of any, and to the Company's knowledge there are no, facts or circumstances that would result in any investigation, enforcement action, formal complaints or any other legal action taken by the DOT, FAA, or the Inspector General of the DOT against the Company or against any air carrier or other entity that the Company is or has performed ground handling or similar services for.

         (w) No Brokers. Except for fees to Geneva Corporate Finance, Inc. (which fees have been disclosed to Buyer and will be paid by Seller) pursuant to an agreement dated August 13, 1998, neither Seller nor the Company has entered into and will not enter into any agreement, arrangement or understanding with any Person which may result in an obligation of Buyer or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated hereby.

         (x) Transactions with Certain Persons. Except as disclosed on Schedule 4(x) hereto, Seller nor any present or former officer, directors or employee of the Company or any Family Member or any Affiliate thereof is presently a party to any transaction with the Company relating to the business of the Company, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than services as officers, directors or employees) any such person or to any Person in which any such person has a substantial interest as a shareholder, member, officer, director, trustee or partner. Except as disclosed on Schedule 4(x) hereto, no present officer or director of the Company, no Affiliate thereof and no Seller, have any ownership or stock interest in any other enterprise, firm, corporation, trust, or any other entity which is engaged in any line or lines of business which are the same as, or competitive with, the line or lines of business of the Company.

         (y) Assets. The assets of the Company, constitute, and on the Closing Date will constitute, all of the assets that are necessary to permit the business of the Company to be conducted by Buyer in substantially the manner as it has heretofore been conducted by the Company and neither Seller nor any officer, director or employee of the Company or any Family Member or any Affiliate thereof or any other Person owns any of such assets.

         (z) Books and Records. The books of account and other financial and corporate records of the Company have been maintained in accordance with good business and accounting practices. The minute books of the Company now contain, and on the Closing Date will contain, appropriate authorizations or ratifications of all corporate action taken on or prior to the date hereof, or hereafter taken on or prior to the Closing Date, at the meetings of shareholders and directors and committees thereof. The stock certificate books and records of the Company accurately reflect on the date hereof, and will accurately reflect on the Closing Date, the ownership of the Shares. All documentary and stock transfer tax stamps required in connection with the issuance and transfer of the capital stock of the Company have been duly affixed for transfer.

         (aa) Consequences of Acquisition. Except as set forth on Schedule 4(aa) hereto, neither any Person who now has business dealings with the Company nor any management employee of the Company has notified the Company, and except as may be provided on Schedule 4(aa) hereto, the Company has no reasonable basis to believe that any such Person would or might cease business dealings or employment with the Company after the Closing Date.

         (bb) Other Property. Except as set forth on Schedule 4(bb) hereto, the Company has not, within the ten-year period prior to the date hereof, owned, leased, operated, occupied or used any premises or real property other than as set forth in Schedule 4(l)(ii).

         (cc) Successor-in-Interest. Except as set forth in Schedule 4(cc) hereto, the Company is not the successor-in-interest to any corporation, partnership, limited liability company, sole proprietorship, person or other entity pursuant to any international, national, provincial, regional, federal, state, municipal or local law, regulation, judgment, decree, opinion, common or decisional law, or agency requirement (including Environmental Law).

         (dd) Foreign Corrupt Practices Act. Neither the Company nor any officer, director, employee, consultant or agent thereof acting on their behalf has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift of any money or anything of value, directly or indirectly, to: (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA")), for the purpose of influencing any official act of decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof; or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (a) and (b) above in order to assist the Company to obtain or retain business for, or direct business to the Company, and under circumstances which would subject the Company to liability under the FCPA.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller as follows:

         (a) Consents, No Conflicts, Etc. Neither the execution and delivery of this Agreement, the consummation by Buyer of the transactions contemplated herein nor compliance by Buyer with any of the provisions hereof will (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Buyer, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its assets or properties, or
(iii) require the consent, approval, permission or other authorization of or by or filing or qualification with any court, arbitrator or governmental, administrative, or self-regulatory authority which has not been obtained, and any such actions to be taken by Seller or the Company.

         (b) Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power to carry on its business as presently conducted.

         (c) Authority, Execution and Delivery. All requisite corporate action has been taken to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated herein, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated herein. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof or thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

         (d) No Brokers. Neither Buyer, nor any of its Affiliates, has entered into any agreement, arrangement or understanding with any Person which will result in the obligation of the Company (prior to Closing) or Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         (e) Buyer will have cash available on the Closing Date to enable it to consummate the transactions contemplated by this Agreement.

         SECTION 6. CERTAIN COVENANTS AND AGREEMENTS.

         (a) Conduct of the Company's Business. Seller will, from the date hereof up to and including the Closing Date, cause the Company to (i) conduct business only in the ordinary course; (ii) maintain in full force and effect the insurance policies set forth on Schedule 4(l)(v) (or policies providing substantially the same coverage, copies of which will be made available to Buyer), (iii) take all necessary and prudent action to preserve the assets and properties, wherever located, which are material to the business of the Company; (iv) maintain its books and records in accordance with GAAP and in the manner consistent with past practices and promptly advise Buyer in writing of any adverse change in the condition (financial or otherwise) of the assets, liabilities, earnings or business of the Company; (v) not, without Buyer's prior written consent, engage in any action which would require disclosure under Section 4(g) hereto; (vi) not, without Buyer's prior written consent, make any change in the authorized or outstanding capital stock of the Company or otherwise change its capitalization; and (vii) use its best efforts to preserve the business organization of the Company intact, to continue its operations at its present levels, to keep available to Buyer the services of the Company Personnel and to preserve the goodwill of those suppliers, customers, creditors and others having business relations with the Company; and refrain from any significant organizational or personnel changes with respect thereto. If the Company's cash on hand is in excess of $350,000 at Closing, then immediately prior to Closing, the Company may dividend to Seller an amount equal to the cash and investments held by the Company at Closing in excess $350,000. For the purposes of determining the amount of cash and investments held by the Company at Closing, the cash surrender value of the split-life insurance policies on the life of Seller and Regina Dalia shall be deemed investments. The ownership of such split-life insurance policies shall be transfer to Seller and the Company shall have no obligation to maintain or pay premiums on such split life insurance policies.

         (b) Access to the Company's Business. From the date hereof until the Closing Date, Seller shall, and shall cause Company Personnel to, afford Buyer and its attorneys, consultants, accountants and authorized representatives (including lenders and equity investors) full access, upon reasonable notice during normal business hours and at other reasonable times, to all properties, books, contracts, commitments, records, personnel, customers, lenders and advisors of the Company in order to permit the Buyer to conduct its due diligence investigation of the Company. Such investigation shall include, among other things, the receipt of relevant financial information, the review of any relevant contractual obligations of the Company, the conducting of discussions with Company Personnel and customers with the prior consent of Seller (such consent not to be unreasonably withheld or delayed) and such other investigations, valuations or testing (including, but not limited to, environmental investigations and testing) as may be deemed necessary by Buyer. Buyer shall have the right to conduct an environmental site assessment ("ESA") of the Company's operations at its own cost and expense. The ESA may include ASTM Phase I and Phase II ESAs. In the event that Buyer chooses to conduct a Phase II ESA of the Company's operations, Buyer shall, at its own cost and expense, repair or replace to their prior condition, any surfaces or materials damaged, altered or otherwise affected in the course of the investigation. Buyer shall provide Seller with copies of all such ESAs.

         (c) Non-Competition. Seller will not for a period of five (5) years following the Closing (the "Non-Competition Period") Compete with the Company or its Affiliates (including without limitation Worldwide Flight Services, Inc.) without the express written consent of the Company. For purposes of this Agreement and the Non-Competition Agreement, the term "Compete") shall mean, to directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, in any geographic area where the Company or its Affiliates (including Worldwide Flight Services, Inc. and its subsidiaries) conduct business, during the Non-Competition Period (i) engage or participate in (A) the following businesses: (1) aviation ground-handling services (including, without limitation, jet bridge, deicing and ramp services), (2) cargo-handling services, (3) passenger services, (4) supervision and representation with respect to items (1), (2) and (3), (5) warehousing and support business with respect to items (1), (2) and (3), (6) preventive and corrective maintenance of (a) ground service equipment including vehicles; (b) passenger loading bridges; (c) cargo handling systems; (d) material handling systems; (e) conveyor systems; and (f) aircraft support systems such as ground power and preconditioned air systems, (7) installation, removal, relocation and refurbishment of (6)(a), (b), (c), (d), (e) and (f), (8) sales, purchasing, or brokering of (6)(a), (b), (c), (d), (e) and (f), or (9) technical consulting and engineering related to (6)(a), (b), (c), (d), (e) and (f), or (B) any related business activities conducted by the Company or its Affiliates at the time of Closing (the "Company Business"); (ii) lend his name (or any part or variant thereof) to any business which is, or as a result of Seller's engagement or participation would become, competitive with the Company Business; (iii) request, induce, attempt to influence or have any other business contact with any Company Business customers or potential customers which have been in contact with the Company, Buyer or their Affiliates to curtail or cancel any business they may transact with the Company, Buyer or their Affiliates; (iv) solicit or employ an officer, director or employee of the Company, Buyer or their Affiliates (other than immediate Family Members of the Seller) to become an officer, director or employee of Seller, his Affiliates or anyone else or to terminate his or her employment with the Company, Buyer or their Affiliates; (v) request, induce, attempt to influence or have any other business contact with any distributor or supplier of goods or services to the Company, Buyer or their Affiliates to curtail or cancel any business they may transact with the Company, Buyer or their Affiliates; (vi) request, induce, attempt to influence or have any other business contact with any governmental entity or regulatory authority to terminate, revoke or materially and adversely alter or impair any license, authority or permit held, owned, used or reserved for the Company, Buyer or their Affiliates, (vii) engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or Buyer or any trade name used by it or (viii) market, sell or offer any service or product competing with or similar to those marketed, sold or offered by the Company. For purposes of this Section 6, Seller shall be deemed to engage or participate in a business if he, directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in the Company Business; provided, however, that Seller may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed in any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (y) Seller does not beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5%, in the aggregate, of the outstanding equity of such enterprise (so long as Seller has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with any Affiliate, to select a director, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Seller in connection with any permissible equity ownership). Seller is entering into the foregoing covenant to assure Buyer of the transfer of the goodwill of the Company, and in order to induce Buyer to consummate the purchase contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, subject to the provisions of the Non-Competition Agreement, the parties hereto agree that if at any time during the Non-Competition Period, Seller is not an employee of Buyer or any Affiliate of Buyer, Seller may provide engineering and technical consulting services to a business as long as such business is not engaged in the Company Business.

         (d) Corporate Names. From and after the Closing, Buyer shall possess, to the exclusion of Seller, all rights to the names "Oxford Electronics", "Airport Technical Services" and derivatives of these names (other than "Oxford Engineering" and "Electronics Service World"), and Seller shall have no rights whatsoever to the use of any such names or any variant or derivative of any such names in the conduct of any business.

         (e) Nondisclosure. Seller will not at any time after the date of this Agreement (other than in the ordinary course of Seller's employment by the Company) divulge, furnish to or make accessible to anyone any knowledge or information with respect to confidential, secret or proprietary processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, or with respect to any confidential, secret or proprietary aspects of the business of the Company (including, without limitation, customer lists, supplier lists, pricing arrangements with customers or suppliers, capital structure or financial information); provided, however, that nothing herein shall prohibit Seller from complying with any order or decree of any court of competent jurisdiction or governmental authority, but Seller shall give Buyer timely notice of the receipt of any such order or decree, and the foregoing provision shall not apply to any information which is or becomes generally available to the public through no breach of this Agreement.

         (f) Changes in Representations and Warranties. Between the date of this Agreement and the Closing Date, Seller shall not, and Seller shall not permit the Company to, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Seller herein contained not being true and correct in all material respects at and as of (i) the time immediately following the occurrence of such transaction or event or (ii) the Closing Date. Between the date of this Agreement and the Closing Date, Seller shall promptly give written notice to Buyer upon becoming aware of (x) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and (y) any impending or threatened breach in any material respect of any of the representations and warranties contained in this Agreement and with respect to the latter shall use his reasonable efforts to remedy same.

         (g) Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts, to cause the fulfillment of the conditions to the parties' obligation hereunder, and to obtain as promptly as possible all consents, authorizations, orders or approvals of any third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

         (h) Further Assurances. Buyer and Seller will, and Seller will cause the Company and all Company Personnel to, cooperate fully in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date, from time to time, at Buyer's or Seller's request, as the case may be, and without further consideration, Seller or Buyer will execute and deliver, or cause to be executed and delivered, such other instruments and take such other action as Buyer or Seller may reasonably request in order to carry out the purposes of this Agreement.

         (i) No Solicitation. Until the earlier of termination of this Agreement in accordance with the terms hereof and the Closing Date (the "Nonsolicitation Period"), Seller shall, and shall use his reasonable best efforts to cause his representatives, agents and employees to refrain from, directly or indirectly, (i) soliciting, discussing or negotiating, directly or indirectly, with any third party any inquiries, proposals or offers with respect to the sale of the Company or any portion of its assets or securities and (ii) disclosing to any third party that the Company is for sale. If Seller or his representatives, agents or employees receive any unsolicited offer or proposal for any such acquisition, or obtain information that such an offer or proposal is likely to be made, Seller will provide Buyer with immediate written notice thereof.

         (j) Interim Financial Statements. Within forty-five (45) days after the end of each calendar month from March 31, 2000 but prior to Closing, Seller will cause the Company to deliver to Buyer unaudited financial statements with respect to the Company for such calendar month and the corresponding calendar month and year-to-date period of the preceding fiscal year. All such financial statements shall fairly present the financial position, results of operations and changes in financial position of the Company as at the dates or for the periods indicated and in accordance with GAAP. All unaudited financial statements delivered pursuant to this Section 6(j) shall be prepared on a basis consistent with the Company Financial Statements.

         (k) Certain Intercompany Accounts. Except as otherwise provided herein, prior to the Closing, Seller will cause the Company to (a) pay all indebtedness and other amounts owed by the Company or its Affiliates to Seller or his Affiliates or Family Members, (b) satisfy by such payment, all indebtedness and other amounts owed by Seller or his Affiliates or Family

Members to the Company or its Affiliates (whether or not then due); and (c) cancel and discharge of record all Encumbrances relating to any of the aforesaid indebtedness or amounts.

         (l) Consents and Permits. Seller will cause the Company to use its best efforts to obtain such consents, leases, Permits and airport authority or governmental approvals as may be necessary in order for Buyer to acquire and thereafter to operate the businesses of the Company, including, without limitation, those listed on Schedule 4(a). In connection with each such application on the part of the Company, Buyer shall furnish such information and data as may be necessary or desirable and shall otherwise assist the Company in any way reasonably requested.

         (m) Interim Operating Reporting. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing Date, Seller shall cause the Company and its officers to confer on a regular and frequent basis with one or more representatives of Buyer to report material operational matters and to report the general status of on-going operations. Seller shall cause the Company to notify Buyer in writing of any Material Adverse Effect after the date hereof and prior to the Closing and shall keep Buyer fully informed of such events.

         (n) Indebtedness. On or prior to the Closing Date, Seller shall cause the Company to repay all indebtedness for borrowed money including capitalized leases, but not including accounts payable, of the Company in full ("Funded Debt"). In the event that this covenant is not complied with and Buyer elects to proceed with the Closing, the Initial Amount shall be reduced dollar-for-dollar for any amount of Funded Debt remaining on the balance sheet as of the Closing. Such reduction may be effected pursuant to the provisions of
Section 20 of this Agreement.

         (o) Built-in Gains Tax. As promptly as practicable after the execution of this Agreement, and in any event not later than 30 days prior to the Closing Date, Seller shall deliver to Buyer a schedule setting forth in reasonable detail its determination of the Company's Tax liability under Section 1374 of the Code and under any analogous provision of state or local law that will arise as a result of the consummation of the transactions contemplated by this Agreement (the "Built-in Gains Tax"), which estimate shall be based on the fair market value of the Company's assets as of November 1, 1996 (the "Seller's Tax Estimate"). If Buyer does not deliver to Seller within 10 days of receipt of the Seller's Tax Estimate a notice setting forth in reasonable detail any objection it has to the Seller's Tax Estimate (an "Objection Notice"), the Seller's Tax Estimate shall be final and binding between Seller and Buyer. If Buyer does deliver an Objection Notice, Seller and Buyer shall attempt to resolve any differences identified in the Objection Notice within the succeeding 5 days and, if they are able to do so, the amount of Built-in Gains Tax resulting from such resolution shall be final and binding between Seller and Buyer. If Seller and Buyer are unable to resolve all such differences, any remaining disagreed items shall be referred to the Independent Firm for resolution within the succeeding 10 days. The amount of Built-in Gains Tax resulting from the decision of the Independent Firm shall be final and binding between the Seller and Buyer. The aggregate amount of Built-in Gains Tax that becomes final and binding between Seller and Buyer pursuant to this Section 6(o) shall be the "Built-in Gains Tax Filing Amount" and the Initial Amount shall be reduced dollar-for-dollar by such Built-in

Gains Tax Filing Amount. Neither Seller, the Company nor Buyer shall take any position on any income Tax Return that is inconsistent with the Built-in Gains Tax Filing Amount.

         (p) Environmental Compliance and Remediation. With respect to the non-compliance with applicable Environmental Laws as set forth on Schedule 4(q) hereto (the "Non-Compliance"), the following shall apply:

         I. Definitions

         (a) the term "Remedial Action" means all actions taken to clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; prevent or minimize a Release or threatened Release of Hazardous Materials at the premises so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or any other actions required by 42 U.S.C. 9601 or by the Environmental Protection Commission of Hillsborough County or any other state or federal agency to comply with applicable Environmental Laws.

         (b) the term "Remediation Costs" shall mean all costs and expenses paid or payable for any Remedial Actions in connection with the Non-Compliance, including but not limited to (i) all reasonable fees, disbursements and expenses of counsel, (ii) expert and consulting fees, (iii) costs for environmental site assessments, remedial investigation and feasibility studies which are required under applicable Environmental Laws and (iv) any fines, penalties, sanctions and interest imposed upon the Company as a result of any Release or threatened Release or relating to any violations of Environmental Laws that took place prior to the Closing in connection with the Non-Compliance.

         (c) the term "Consultant" shall mean the environmental consulting firm retained by Seller in connection with the Remedial Action.

         II. Performance of Remedial Action.

         (a) Provided that Seller timely complies with all requirements under applicable Environmental Laws, Seller shall have the right to control the Remedial Action subject to the conditions set forth below, including the selection of remedy and implementation of required Remedial Actions, if any. Notwithstanding the foregoing, Seller may exercise its rights to challenge or contest any Remedial Actions required by the Environmental Protection Commission of Hillsborough County, or other state or federal agency to the full extent provided by law. Seller has retained the firm of IT Corporation, to respond, investigate and remediate any and all issues in connection with the Non-Compliance, and Buyer acknowledges that said Consultant is satisfactory to Buyer. In the event that Seller shall have the need to retain a different or additional Consultant, the selection of the Consultant shall be subject to the reasonable approval of Buyer.

         (b) Seller agrees (i) to keep Buyer reasonably informed relating to the progress of such Remedial Action or Non-Compliance by providing Buyer with written monthly status reports, (ii) to take all steps necessary in the defense of any claims which are the subject of such Remedial Action or related to the Non-Compliance, (iii) at all times to diligently pursue the resolution of any claims which are the subject of such Remedial Action or related to the Non-Compliance, (iv) to use reasonable efforts to avoid unreasonable interference with Buyer's normal business operations, (v) to provide Buyer with a reasonably detailed written description of any proposed Remedial Action commenced following the Closing Date and, to the extent practicable, within a reasonable period of time before submission to the Governmental Authority, to permit Buyer to comment to Seller on any written description of such Remedial Action and Seller agrees to incorporate any such comments to the extent the comments are reasonable and consistent with accepted engineering practices, (vi) permit Peter Pappas, Mark Dunkerly or such other Buyer's representative mutually agreed to by Buyer and Seller (the "Buyer's Representative") to attend any meetings with the Governmental Authority, airport authority or other responsible party regarding the Non-Compliance, provided, however, that Buyer's Representative shall not participate in any substantive or material discussion at such meeting and if the Buyer's Representative participates in such substantive or material discussion, Buyer shall be obligated to pay to Seller any additional Remedial Cost of such Remedial Action for Non-Compliance suffered by Seller as result of such participation by the Buyer's Representative; (vii) to the extent resolution of any Non-Compliance requires the signing of any document by a Company representative, Buyer must consent to the terms and conditions set forth in said documents; (viii) providing Buyer with all material correspondence and documents relating to the Non-Compliance within ten
         (10) days of receipt; (ix) to perform any such Remedial Action using accepted engineering practices so as to comply with all applicable laws, including Environmental Laws, to obtain and maintain all necessary permits, financial assurances and insurance, arrange for disposal of all Hazardous Materials generated from or otherwise arising out of any such Remedial Action, (x) to make best efforts to obtain written governmental approval confirming that no further actions are required (or specifying ongoing monitoring and/or treatment obligations) with respect to any Hazardous Materials, contamination or environmental degradation disclosed during any Remedial Action or investigation conducted by a Governmental Authority or the airport authority (a "No Further Action Letter"), and (xi) not to perform any Remedial Action in a manner which is reasonably likely to reduce the value of (except to the extent permitted under Environmental Law or by written approval by an appropriate governmental authority) or materially alter the use of the Real Property.

         (c) Buyer agrees to: (i) provide Seller with reasonable access to the premises and to employees with relevant facts regarding the Non-Compliance and the Remedial Action; (ii) provide Seller with access to relevant documents regarding the Non-Compliance; (iii) immediately upon receipt, provide Seller with all correspondence or other notices related to the Non-Compliance or the Remedial Action.

         III. Remediation Costs. All Remediation Costs and Losses incurred in connection with the Non-Compliance shall be paid by Seller, provided, however, that Seller shall not be responsible for any and all engineering, expert, consultant and legal fees incurred by Buyer or the Company in participating in or reviewing of any Remedial Action; provided, further, however, that such payment of the Remediation Costs by Seller shall not impact Buyer's ability to bring additional claims for breach of Section 4(q).

         (q) Merger. Buyer will, within fourteen (14) business days after the Closing Date merge with and into the Company such that the surviving company will be a wholly-owned direct subsidiary of Worldwide Flight Services, Inc.

         (r) Employees. Buyer shall provide employment to Andrea Accardi, Keith Dalia, Paul Dalia, Timothy Johnson and Jay Rossi, who are currently employed by Oxford Engineering P.C., on substantially equivalent terms and conditions as their existing employment with Oxford Engineering P.C.

         SECTION 7. CONDITIONS TO OBLIGATIONS OF BUYER.

         The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Buyer, on or prior to the Closing Date, of the following conditions:

         (a) Representations and Warranties True at the Closing Date. The representations and warranties of Seller contained in this Agreement shall be deemed to have been made on and as of the Closing Date with the same force and effect as though made on an as of the Closing Date and shall then be true and correct in all material respects (except those representations and warranties that are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects). Seller shall have delivered to Buyer a certificate with respect to Seller's representations and warranties, dated the Closing Date, to such effect.

         (b) Seller's Performance. Each of the obligations of Seller and the Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or prior to the Closing Date. Seller shall have delivered to Buyer a certificate with respect to Seller's obligations, dated the Closing Date, to such effect.

         (c) Approvals and Consents.

                  (i) All notices to, and consents, authorizations, approvals, Permits and waivers from, governmental or regulatory bodies or agencies, whether international, national, provincial, regional, federal, state, municipal or local, or from third parties required pursuant to any law, regulation, order, judgment, decree, permit, authorization, license, opinion, common or decisional law, or agency requirement, leases, mortgages, contracts or agreements to consummate the transactions contemplated hereby, or which failure to obtain could have any of the other consequences described in Section 4(a), including those contained in Section A on Schedule 4(a), shall have been made and obtained; provided, however, Buyer affirmatively waives the requirement to obtain the consent listed in Section B on Schedule 4(a).

                  (ii) Each of the parties to any contract under which the purchase of the Shares would constitute or result in a default or acceleration of obligations, or where the purchase of the Shares would terminate any contract or constitute a breach of the assignment provisions of such contract, or have any of the other consequences described in Section 4(a), shall have given such consent as may be necessary to permit the consummation of the purchase of the Shares without constituting or resulting (with or without the passage of time) in a default, acceleration, termination or breach under such contract; provided, however, Buyer affirmatively waives the requirement to obtain the consent listed in Section B on Schedule 4(a).

         (d) Stock Certificates. On the Closing Date, Seller shall have delivered to Buyer a certificate or certificates evidencing the Shares, free and clear of all Encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed.

         (e) Litigation. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any court or administrative agency or by any governmental agency or other person, challenging or otherwise relating to the transactions provided for herein.

         (f) No Change in Law. There shall not have been any action, or any statute enacted, by the United States, any state or any foreign country which render the parties unable to consummate the transaction contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or substantially delay the consummation of the transaction contemplated herein.

         (g) Opinion of Seller's Counsel. There shall have been delivered to Buyer an opinion, dated the Closing Date and addressed to Buyer, of Stroock & Stroock & Lavan LLP, counsel to Seller, to the effect set forth in Exhibit I-1 hereto.

         (h) Settlement of Certain Accounts. On or before the Closing Date, all amounts owing by Seller or any Company Personnel, other than listed on Schedule 7(h) hereto, or any of their respective Affiliates or Family Members to the Company shall have been repaid in full, and Seller shall have delivered to Buyer reasonably satisfactory evidence with respect thereto.

         (i) Employment Agreement and Non-Competition Agreement.

                  The employment agreement and the non-competition agreement (substantially in the forms of Exhibit III and Exhibit IV hereto, respectively) (the "Employment Agreement" and "Non-Competition Agreement", respectively) between Seller and Worldwide Flight Services Inc., executed concurrently herewith and to become effective upon the Closing, shall have become effective and Seller shall be ready, willing and able to perform thereunder.

         (j) Release; Resignations. Seller shall have delivered to Buyer a complete and general release, substantially in the form of Exhibit V hereto, from Seller, of all claims against the Company for any matter or thing whenever arising, other than claims arising under this Agreement, the Exhibits hereto or other documents executed in connection herewith. At the Closing, Seller shall deliver to Buyer written resignations or terminations of all of the directors and officers of the Company, other than those such directors and officers which Buyer designates in writing that it desires to retain as employees or consultants. On the Closing Date, Seller shall cause a meeting of the Board of Directors of the Company to be held upon due notice or waiver thereof, at which the resignations of the respective officers and directors of the Company shall be accepted, effective upon Closing.

         (k) Proceedings and Documents Satisfactory. Buyer shall have received such certificates, opinions, and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance satisfactory to it and its counsel. All proceedings in connection with the purchase of the Shares set forth herein and all certificates and documents delivered to Buyer pursuant to this Agreement shall be satisfactory in form and substance to Buyer and its counsel acting reasonably and in good faith.

         (l) Nonforeign Persons. Seller shall have provided Buyer with a certification of nonforeign status as described under Treasury Regulations
Section 1.1445-2(b)(2).

         (m) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and Seller shall have delivered to Buyer a certificate to such effect.

         (n) Indebtedness. As of the Closing Date, the Company shall have repaid all Funded Debt.

         (o) Net Working Capital. On the Closing Date, the Company's Estimated Adjusted Working Capital, shall not be less than $1,751,818 (the "Required Working Capital Amount"). The parties hereto agree to use the procedures set forth in Section 20 with respect to estimating the Estimated Adjusted Working Capital as of the Closing Date and adjusting the Initial Amount if necessary.

         (p) Corporate Documents. Seller shall have delivered to Buyer (A) (i) a copy of the Certificate of Incorporation, including all amendments thereto, of the Company, certified by the Secretary of State of its state of incorporation and certified as of the Closing Date, by the authorized officer of the Company; (ii) a certificate from the Secretary of State of its State of incorporation to the effect that the Company is in good standing in such jurisdiction and listing all charter documents of the Company on file in such state; and (iii) a certificate from the Secretary of State or other appropriate official in each state in which the Company is qualified to do business to the effect that the Company is in good standing in such state; in each case, dated as of a date not more than five business days prior to the Closing Date and (B) a copy of the Bylaws of the Company certified as of the Closing Date by an authorized officer of the Company and (C) a certificate of an authorized officer of the Company, certifying the names and true signatures of the officers of the Company authorized to sign the aforementioned certificates.

         (q) Escrow Agreement. The parties shall have entered into the Escrow Agreement.

         (r) Lease of Warehouse/Headquarter Building. As of the Closing Date, Buyer, on the one hand, and Seller and Regina Dalia, on the other hand, shall have entered into leases, substantially in the form of Exhibit VI hereto (the "Leases"), for the Company's current headquarters facility and warehouse with aggregate annual rental expense not to exceed $310,000 per year for five years on a triple net basis.

         (s) Lien Releases, Pay-Off Letters. Buyer shall have received such lien releases, pay-off letters and UCC-3 termination statements as may be necessary to evidence payment of all Funded Debt of Seller and the release and termination of all liens arising in connection therewith.

         SECTION 8. CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, or the waiver by Seller, on or prior to the Closing Date, of the following conditions:

         (a) Representations and Warranties True at the Closing Date. The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and shall then be true and correct in all material respects (except those representations and warranties that are qualified by materiality which shall be true and correct in all respects). Buyer shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

         (b) Buyer's Performance. On the Closing Date, Buyer shall pay to Seller the Initial Amount in accordance with Section 1(b) of this Agreement.

         (c) Litigation. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any court or administrative agency or by any governmental agency or other person, challenging or otherwise relating to the transactions provided for herein.

         (d) No Change in Law. There shall not have been any action, or any statute enacted, by the United States, any state or any foreign country which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or substantially delay the consummation of the transaction contemplated herein.

         (e) Lease of Warehouse/Headquarters Building. As of the Closing Date, Buyer, on the one hand, and Seller and Regina Dalia, on the other hand, shall have entered into the Lease.

         (f) Opinion of Buyer's Counsel. There shall have been delivered to Seller an opinion, dated the Closing Date and addressed to Seller, of Schulte Roth & Zabel LLP, counsel to Buyer, to the effect set forth in Exhibit I-2 hereto.

         (g) Employment Agreement and Non-Competition Agreement. The Employment Agreement and the Non-Competition Agreement between Seller and Worldwide Flight Services, Inc., executed concurrently herewith and to become effective upon Closing, shall have become effective and Seller shall be ready, willing and able to perform thereunder.

         SECTION 9. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION, ETC.

         All statements contained in any Schedule, Annex or Exhibit hereto or in any certificate delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the parties hereunder and any breach of such representation and warranties shall be indemnified under this Section
9. In determining whether Buyer is entitled to recover for any Losses under this Section 9, the representations and warranties of Seller made in this Agreement shall not be deemed qualified by any references to materiality contained therein and any breaches thereof shall be determined without regard to whether such breach constitutes a Material Adverse Effect.

         (a) Survival of Representations, Warranties, Etc. All representations and warranties of the parties made in this Agreement or as provided herein shall survive (the "Survival Period") until the earlier of the date which is
(i) eighteen (18) months after the Closing Date and (ii) sixty (60) days after delivery of the audited financial statements of the Company for the fiscal year ending October 31, 2000 (and thereafter until resolved if a claim in respect thereof has been made prior to such date), notwithstanding any investigation at any time made by or on behalf of the other party, provided that the representations in Section 3 and in Section 4(c) shall survive without limitation as to time, and the representations of Seller with respect to tax matters, environmental matters and employee benefit matters shall survive until expiration of the statute of limitations applicable to claims with respect to such matters.

         (b) Seller's Agreement to Indemnify. Subject at all times to the limitations on liability set forth below:

                  (i) Seller shall fully indemnify and hold harmless and satisfy and defend Buyer, its Affiliates and its subsidiaries (including the Company) and all of their Affiliates, officers, directors, employees, representatives, attorneys, consultants and agents against and in respect of any and all claims, obligations, liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, legal, expert and consultant fees and expenses and Taxes) (collectively "Losses") arising out of or resulting from (A) any misrepresentation or breach of warranty or representation or the nonfulfillment of any agreement, covenant or obligation by Seller made in this Agreement or as provided herein, (B) any and all Losses arising from any actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification, (C) any and all Losses from any of the Litigation listed on
Schedule 4(u), which shall be indemnified dollar-for-dollar, (D) any amounts owing to Buyer pursuant to Section 20(e), which shall be indemnified dollar-for-dollar and (E) any and all Losses (excluding any and all engineering, expert, consultant and legal fees incurred by Buyer and the Company in participating in or reviewing of any Remedial Action with respect to the Non-Compliance) arising in connection with the Non-Compliance as set forth on Schedule 4(q) hereto, which shall be indemnified dollar-for-dollar and shall not be subject to the limitations set forth in Section 9(b)(iii) and Section 9(b)(iv).

                  (ii) In addition to the foregoing provisions of Section 9(b)(i) above, without limiting the generality of such foregoing provisions and without regard to the limitations on liability set forth in Section 9(b)(iv) below, Seller shall fully indemnify and hold harmless and satisfy and defend Buyer and its subsidiaries (including the Company) and all other members, if any, of any group of which Buyer is a member for tax purposes (any reference to "Buyer" in this paragraph shall mean Buyer individually or one or more of its Affiliates as described herein, as appropriate) against and in respect of and, on demand, will reimburse Buyer for, any and all liability whatsoever, and however imposed (including any claim asserted or deficiency assessed against or collected from or paid by Buyer), in respect of any Taxes of the Company for any and all periods through the period ending on the Closing Date and the portion ending on and including the Closing Date of any period that includes but does not end on the Closing Date (any such period, a "Straddle Period").

                  (iii) Seller's liability hereunder shall be limited so that Seller shall not be obligated to pay any amount for indemnification under this Agreement (A) for any Losses to the extent reimbursed by insurance net of any increases to the rate of such insurance attributable to such Losses (Buyer shall use a commercially reasonable standard in determining whether it should submit a claim under the applicable insurance policy), (B) to the extent of any federal, state and/or local income tax benefits actually realized by Buyer as a result of such Losses and (C) in respect of aggregate Losses, if any, in an amount in excess of 50% of the Purchase Price.

                  (iv) In addition to the limitations on liability set forth in
Section 9(b)(iii) above, but subject to the exclusion set forth in Section 9(b)(ii) above, Seller's liability hereunder shall be limited so that the Seller shall not be obligated to pay any amount for indemnification under Sections 9(b)(i)(A) and 9(b)(i)(B) above for misrepresentations or breaches of his representations or warranties set forth in Section 4 hereof unless and until any and all of Buyer's Losses under Sections 9(b)(i)(A) and 9(b)(i)(B) in the aggregate exceed $160,000, in which event only Losses in excess of the first $80,000 in the aggregate shall be indemnified (except that such threshold shall not apply to breach of Sections 3, 6(p) or 20(e) or a knowing or intentional misrepresentation or breach of representation or warranty).

         (c) Buyer's Agreement to Indemnify. Buyer will fully indemnify and hold harmless Seller and all of his Affiliates, employees, representatives, attorneys, consultants and agents against and in respect of any and all of Seller's Losses (i) arising out of or resulting from any misrepresentation or breach of warranty or representation or the nonfulfillment of any agreement, covenant or obligation by Buyer made in this Agreement or as provided herein;
(ii) any and all Losses arising from any actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification; (iii) arising out of the conduct of the business of the Company from and after the date hereof, except to the extent any such Loss arises out of or is related to any matter for which Buyer is entitled to be indemnified by Seller hereunder; (iv) in respect of any Taxes of the Company for any and all periods that start after the Closing Date and the portion of the period starting on the day after the Closing Date of any Straddle Period (without regard to the limitations on liability set forth in the last sentence of this Section 9(c)) and (v) for any amounts owing to Seller pursuant to
Section 20(e). For purposes of Section 9(b)(ii) and this Section 9(c), Taxes for any Straddle Period shall be allocated to the portion of such period up to and including the Closing Date and the portion of such period beginning on the day after the Closing Date (x) in the case of Taxes imposed on the occurrence of taxable events (e.g., income Taxes), based on a closing of the books of the Company at the close of the Closing Date and (y) in the case of other Taxes, based on the relative number of days in such period through and including the Closing Date and the number of days in such period after the Closing Date. Buyer's liability shall be limited so that Buyer shall not be obligated to pay any amount for indemnification under this Agreement (A) for any Losses to the extent reimbursed by insurance net of any increases to the rate of such insurance attributable to such Losses, (B) to the extent of any federal, state and/or local income tax benefits realized by Seller as a result of Losses and
(C) for any misrepresentations or breaches of representations or warranties of Buyer unless and until any and all of Seller's Losses exceed $160,000 in the aggregate, in which event only Losses in excess of the first $80,000 in the aggregate shall be indemnified (except that such threshold shall not apply to a knowing or intentional misrepresentation or breach of representation or warranty).

         (d) Third Party Claims. Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party or parties (the "Indemnified Party") shall give written notice of such claim (a "Notice of Claim") to the party obligated to provide indemnification hereunder (collectively, the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. So long as notice is given prior to the expiration of the Survival Period, failure of the Indemnified Party to give such notice promptly shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a person or persons other than the Buyer or an Affiliate of the Buyer or its subsidiaries, and the amount of such claim is fully covered by the foregoing indemnity, as limited herein, Seller or any of them which is an Indemnifying Party in respect of such claim may elect to defend against such claim at its expense, in lieu of the Buyer assuming such defense; provided, that Buyer shall be entitled to participate in or monitor such defense at its expense and Seller will fully cooperate with Buyer and its counsel with respect thereto. If Seller or any other persons as provided above elect to assume such defense, they shall retain counsel reasonably satisfactory to the Buyer. The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this
Section 9. The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith. If the Loss incurred relates to the failure of the Buyer or the Company to collect any note or account receivable and if Seller pays in full the unpaid balance thereof to Buyer or the Company, Buyer will cause the Company to assign said note or account without recourse to Seller paying same in full satisfaction of the Seller's indemnification obligation as to such uncollected note or account. Any collection procedures by Seller will be carried out in a reasonable manner so as not to prejudice the Company's relationship with the account debtor and the Company shall, if so requested by Seller, at Seller's expense, use commercially reasonable efforts to assist Seller in collecting uncollected notes or accounts.

         (e) Exclusive Remedy. Except for remedies that cannot be waived as a matter of law and except for injunctive relief (but not including injunctive relief pursuant to Environmental Laws), following the Closing, the rights to indemnification under this Section 9 shall be the exclusive remedy for each of Seller and Buyer with respect to any liability, except any and all liability resulting from fraud, and neither Seller nor Buyer shall be entitled to pursue, and each hereby expressly waives as of the Closing, any and all other rights that may otherwise be available to either of them at law or in equity with respect thereto.

         (f) Notwithstanding anything to the contrary in this Agreement, none of the parties hereto shall in any event be liable to any other party hereto for any consequential, special or indirect damages suffered by any such party hereto under any provision of this Agreement, even if advised of the possibility of such.

         (g) Without in any way limiting Buyer's right to seek indemnification for Losses against Seller in any amount or at any time subject to the terms and limitations of this Section 9, the parties hereto agree that, subject to the requirement to fund the Additional Escrow Amount, if any, pursuant to Section 1(c), Seller shall have an unconditional right to receive the Deferred Payment Amount as determined by the provisions of Section 1(c), and that Buyer shall have no right of offset with respect to such Deferred Payment Amount for indemnification claims or otherwise arising from this Agreement or any ancillary agreement, including, without limitation, the Employment Agreement, the Non-Competition Agreement and the Leases.

         SECTION 10. TERMINATION AND ABANDONMENT.

         (a) Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned (i) by the mutual written consent of Buyer and Seller; (ii) by Buyer or by Seller at any time after 75 days following the date hereof if for any reason the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate under this Section 10(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; (iii) by Buyer if there has been a material misrepresentation or material breach on the part of Seller in the representations, warranties or covenants of Seller set forth herein, or if there has been any material failure on the part of Seller to comply with his obligations hereunder; (iv) by Seller if there has been a material misrepresentation or material breach on the part of Buyer in the representations, warranties or covenants of Buyer set forth herein, or if there has been any material failure on the part of Buyer to comply with its obligations hereunder; or (v) by Buyer or Seller if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decreed, ruling or other action shall have become final and nonappealable.

         (b) Liability Upon Termination. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 10(a)(i), (a)(ii) or (a)(v), this Agreement shall become void and of no further force and effect and no party hereto shall have any liability or obligation to the other party hereto hereunder, except that the obligations of the parties pursuant to Sections 6(e), 10 through 14, and 16 through 18 shall survive any such termination. In addition, Buyer's obligations under that certain confidentiality agreement, dated as of June 28, 1999 (the "Confidentiality Agreement"), shall remain in full force and effect pursuant to the terms thereof.

         SECTION 11. PAYMENT OF CERTAIN EXPENSES.

         Seller will pay all federal, state, county and local Taxes (including, without limitation, any requisite transfer taxes) which may be payable by reason of the consummation of the purchase and sale of the Shares. Subject to the foregoing, each party will be liable for its costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, whether or not such transactions are consummated, provided that Buyer will in any event be liable for the reasonable costs and expenses of the audit of the Company's financial position and results of operations for the fiscal year ended October 31, 1999. Notwithstanding the foregoing, Buyer shall pay for Seller's reasonable expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement not to exceed $70,000.

         SECTION 12. REMEDIES.

         Seller acknowledges that irreparable damage would result if the provisions of Sections 6(c), (e) or (i) were not complied with in accordance with their respective specific terms. Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights or remedies it may have, to injunctive relief, without the necessity of posting a bond, in respect of any failure on the part of Seller to comply with provisions of Sections 6(c),
(e) or (i).

         SECTION 13. NOTICES, ETC.

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or the business day after delivery to an overnight courier or delivery service, telegraphed, or transmitted by facsimile transmission (promptly confirmed in writing) or five (5) days after being mailed by certified or registered mail, postage prepaid:

         If to Buyer:

         Oxford Electronics Acquisition Corp.
         c/o Worldwide Flight Services
         1001 West Euless Boulevard, Suite 320
         Euless, Texas  76040
         Attention:  Peter Pappas
                     Jon Weaver
         Facsimile:  817-665-3234

         With a required copy to:

         Castle Harlan, Inc.
         150 East 58th Street
         New York, New York  10155
         Attention:  Marcel Fournier
                     Howard Weiss
         Facsimile:  212-207-8042

         and

         Schulte Roth & Zabel LLP
         900 Third Avenue
         New York, New York, 10022
         Attention:  Marc Weingarten, Esq.
         Facsimile:  212-593-5955

         If to Seller:

         Anthony P. Dalia
         609 Key Royale Drive
         Holmes Beach, Florida  34217
         Facsimile:  941-779-2910

         With a required copy to:

         Stroock & Stroock & Lavan LLP
         180 Maiden Lane
         New York, New York 10038
         Attention:  Christopher Doyle, Esq.
         Facsimile:  212-806-6006

         Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

         SECTION 14. ENTIRE AGREEMENT; AMENDMENT.

         This Agreement, the other agreements referred to herein and entered into in connection herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof including all such agreements, arrangements and understandings between Buyer, Seller and the Company. Except as provided in the Confidentiality Agreement, no representation, promise, inducement or statement of intention has been made by Seller or Buyer which is not embodied in this Agreement or the other agreements referred to herein and entered into in connection herewith, the Schedules, Annexes or Exhibits hereto, or the written statements, certificates or other documents delivered pursuant hereto, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may be amended or modified only by a written instrument executed by Buyer and Seller or by their respective successors and assigns.

         SECTION 15. ASSIGNMENT.

         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign any or all of its rights, interests, and obligations hereunder to an Affiliate of Buyer or such Affiliate's subsidiaries, or a successor to the business of the Company, provided that any such Affiliate or its subsidiaries or successor agrees in writing to be bound by all of the terms, conditions and provisions contained herein, or to a financing source.

         SECTION 16. PRESS RELEASES.

         Prior to Closing, neither Seller, on the one hand, nor Buyer, on the other hand, shall issue any press releases or make any public announcements of any of the transactions contemplated by this Agreement except as may be mutually agreed to in writing by both Seller and Buyer; provided, that after the execution of this Agreement by the parties hereto, Buyer may issue any such press release or make any such public announcement and Seller shall not make any such release or announcement, or any disclosure of the terms hereof, without the prior written consent of the Buyer.

         SECTION 17. GENERAL.

         This Agreement: (i) shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof; (ii) shall inure to the benefit of and be binding upon the heirs, legal representatives and permitted assigns of Seller and the successor and assigns of Buyer, nothing in this Agreement, expressed or implied, being intended to confer upon any other Person any right or remedies hereunder, other than a successor of Buyer; (iii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument; and (iv) may be executed by facsimile signature, which shall be deemed original. The Sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Buyer and Seller hereby submit to the personal jurisdiction of the federal and state courts in the States of New York and waive any objection as to venue in the New York, New York. Nothing herein shall preclude Buyer or Seller from bringing suit or taking other legal action in any other jurisdiction. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement.

         SECTION 18. SEVERABILITY.

         To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if any provision, term, covenant or restriction of this agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, then such provision, term, covenant or restriction shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered and the remainder of the provisions, terms, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         SECTION 19. JURY TRIAL WAIVER.

         As a material inducement to each parties' execution and consummation of this Agreement, all parties hereto knowingly and intentionally waive all rights to a trial by jury of any and all disputes, lawsuits, claims or demands arising from or relating to this Agreement.

         SECTION 20. WORKING CAPITAL ESTIMATE, FUNDED DEBT ESTIMATE AND ADJUSTMENT; SECTION 338(h)(10) ELECTION.

         (a) No later than three (3) days prior to the Closing Date, Buyer and Seller shall agree to a good faith estimate of the Company's Adjusted Working Capital and Funded Debt at Closing (the "Estimated Adjusted Working Capital" and "Estimated Funded Debt", respectively). For the purposes of this Agreement, "Adjusted Working Capital" shall mean the Company's aggregate current assets less aggregate current liabilities as adjusted for those items specified on
Schedule 20(a).

         (b) If the Estimated Adjusted Working Capital is less than the Required Working Capital Amount, then the Initial Amount shall be reduced by the amount of such deficiency (the "Estimated Working Capital Deficiency").

         (c) If the Estimated Funded Debt is greater than an amount equal to $0 (the "Required Funded Debt"), then the Initial Amount shall be reduced by the amount in excess of the Required Funded Debt.

         (d) Within one hundred twenty (120) days after the Closing Date, Buyer's accountants will calculate the Adjusted Working Capital and Funded Debt as of the Closing Date (the "Closing Date Adjusted Working Capital" and "Closing Date Funded Debt", respectively) and shall prepare and deliver to Buyer and Seller a statement of determination of the Closing Date Adjusted Working Capital and Closing Date Funded Debt (the "Closing Date Statement"). The Closing Date Statement shall be prepared in accordance with GAAP and, to the extent not inconsistent with GAAP, with the accounting methods historically used by the Company. Seller may, at his expense, cause Seller's independent public accountants to review the Closing Date Statement. If Seller does not notify Buyer within thirty (30) days after his receipt of the Closing Date Statement that Seller objects to any item on, or other matter relating to, the Closing Date Statement, then Seller shall be deemed to have accepted the Closing Date Statement. If, within such thirty (30) day period, Seller notifies Buyer that he does so object (and in such notice states the nature of the dispute in such detail as is reasonable given the general nature of the dispute and identifies the items and amounts in dispute to the extent practical under the circumstances), and if Buyer and Seller are unable, within thirty (30) days after receipt by Buyer of such notice of objection, to resolve any disputes regarding the Closing Date Statement, PricewaterhouseCoopers LLP (or another nationally recognized accounting firm mutually selected by Buyer and Seller) (the "Independent Firm") shall resolve all remaining disputes and its resolution shall be final and binding on the parties (absent manifest error) and enforceable in a court of law. The parties will use their best efforts to cause the Independent Firm to resolve any disputes within forty-five (45) days after its engagement. The fees and expenses incurred in connection with the engagement of the Independent Firm shall be borne by the party whose proposed Closing Date Adjusted Working Capital and/or Closing Date Funded Debt was further from the Closing Date Adjusted Working Capital and/or Closing Date Funded Debt determined by the Independent Firm. Each of Buyer, on the one hand, and Seller, on the other hand, shall be responsible for the fees and expenses of their respective representatives and accountants in connection with this
Section 20(d).

         (e) If the Closing Date Adjusted Working Capital as determined in accordance with the preceding paragraph (d) is less than the Estimated Adjusted Working Capital, then the amount of such deficiency shall be paid by Seller to Buyer, within 10 days of the determination of the Closing Date Adjusted Working Capital. If the Closing Date Adjusted Working Capital as determined in accordance with the preceding paragraph (d) is greater than the Estimated Adjusted Working Capital, then Buyer shall, within 10 days of the determination of the Closing Date Adjusted Working Capital, pay Seller the lesser of (i) the amount of such excess or (ii) the Estimated Working Capital Deficiency. To the extent the Closing Date Funded Debt as determined in accordance with the preceding paragraph (d) is less than the Estimated Funded Debt, the Buyer shall, within 10 days of the determination of the Closing Date Funded Debt, pay to Seller the amount of such difference. To the extent the Closing Date Funded Debt as determined in accordance with the preceding paragraph (d) is greater than the Estimated Funded Debt, Seller shall, within 10 days of the determination of the Closing Date Funded Debt, pay to Buyer the amount of such difference. Payments to be made pursuant to this Section 20(e) shall be made in a manner to be determined by the party receiving the benefit of such adjustment, including, a claim against the escrow if Buyer so elects.

         (f) Buyer and Seller shall join in an election to have the provisions of Code Section 338(h)(10) (and any comparable or analogous provision of state or local law) apply to the acquisition of the Shares (each such election, a "Section 338(h)(10) Election"). Seller shall be responsible for the preparation of the Section 338(h) Forms (as defined below). The allocation of the Purchase Price among the assets of the Company shall be made in accordance with Section 338(h)(10) of the Code, and such Purchase Price allocation shall be mutually agreed upon by the Seller and Buyer. Not later than 30 days after the Closing Date, Seller shall propose an allocation of the Purchase Price among the Company's assets (the "Proposed Allocation"). If Buyer does not deliver to Seller within 10 days of receipt of the Proposed Allocation a notice setting forth in reasonable detail any objections Buyer has to the Proposed Allocation (the "Allocation Objection"), or if the Proposed Allocation does not allocate an amount of the Purchase Price to any asset as to which the Company is required to recognize ordinary income (rather than capital gain or gain governed by Section 1231 of the Code) in excess of the book value of such asset on the Closing Date as determined for purposes of GAAP, the Proposed Allocation shall be final and binding between Seller and Buyer. If Buyer does deliver an Allocation Objection, Seller and Buyer shall attempt to resolve any differences identified in the Allocation Objection within the succeeding 10 days and, if they are able to do so, the allocation to which Seller and Buyer agree shall be final and binding between Seller and Buyer. If Seller and Buyer are unable to resolve all such differences, any remaining disagreed items shall be referred to the Independent Firm for resolution as soon as practicable, the determination of which firm shall be final and binding between Seller and Buyer, and each of Seller and Buyer shall report, act and file in all respects and for all purposes consistent with such determination. The Buyer shall execute and deliver to Seller such documents or forms (including Section 338 Forms, as defined below) as Seller shall request or as are required by applicable law for an effective Section 338(h)(10) Election. "Section 338(h)(10) Forms" shall mean all returns, documents, statements and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with any Section 338(h)(10) Election.

         Buyer agrees to pay to Seller $100,000 (the "338(h)(10) Tax Advance"), which shall be deemed as additional Purchase Price, in cash payable on the Closing Date . Seller and Buyer hereby agree that (i) to the extent that any Deferred Payment is made to Seller in an amount other than the maximum Deferred Payment Amount or (ii) a change in the Code, the regulatory thereunder or other applicable law occurring such that the installment method is available to the Company with respect to the Deferred Payment Amount, the parties shall within 10 days of such Deferred Payment or change in law make a good faith calculation (based on the same assumptions used to calculate the amount of the 338(h)(10) Tax Advance) of the amount of the 338(h)(10) Tax Advance to be reimbursed (the "338(h)(10) Tax Reimbursement Amount") to Buyer as a result of the payment of such lesser Deferred Payment Amount or change in law. If Seller and Buyer are unable to agree upon the 338(h)(10) Tax Reimbursement Amount within such 10 day period, such calculation shall be referred to the Independent Firm within the succeeding 10 days. The 338(h)(10) Tax Reimbursement Amount calculated by the Independent Firm shall be final and binding between the Seller and Buyer. Within 30 days of the calculation of the 338(h)(10) Tax Reimbursement Amount, Seller shall pay the 338(h)(10) Tax Reimbursement Amount by wire transfer of immediately available funds to such bank account or bank accounts as Buyer shall theretofore designate in writing.

         SECTION 21. KNOWLEDGE.

         For purposes of this Agreement, the Company shall be deemed to have "Knowledge" of a particular fact or matter if either Seller, Robert Cullen or Dan Carmichael knew or should have known of such fact or matter.

         SECTION 22. ASSISTANCE AND COOPERATION REGARDING TAXES.

         After the Closing Date, Buyer shall cooperate and shall cause the Company and its appropriate personnel to cooperate in providing Seller with such information and assistance with respect to financial and tax matters as Seller shall reasonably request to enable Seller to prepare his returns and pay Taxes, including all Taxes related to Seller's operation of the Company prior to the Closing Date for which Buyer is not otherwise responsible pursuant to this Agreement, provided, however, that Seller shall promptly reimburse Buyer for any out-of-pocket costs incurred by Buyer in the course of providing such cooperation and assistance.

         SECTION 23. DISCLOSURE SCHEDULES.

         Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. Prior to the Closing, Seller shall have the right to supplement, modify or update the Schedules hereto to reflect changes in the ordinary course of the Company's business prior to the Closing; provided that such supplement, modification or update shall not cure any breach of any obligation of Seller as result supplement, modification or update.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.


                                BUYER:

                                OXFORD ELECTRONICS ACQUISITION CORP.


                                By:  /s/ Peter A. Pappas
                                     ------------------------------------
                                     Name:  Peter A. Pappas
                                     Title: President


                                SELLER:


                                /s/ Anthony P. Dalia
                                -----------------------------------------
                                Anthony P. Dalia




As an inducement to Seller to have entered into this Agreement, Worldwide Flight Services, Inc. ("WFS") hereby guarantees the performance by Buyer of its obligation (i) to consummate the purchase of the Shares under the Agreement and
(ii) to make the prompt and complete payment of any and all amounts payable to Seller under the Leases (up to an aggregate amount of $40,000 per annum).



WORLDWIDE FLIGHT SERVICES, INC.


By:  /s/ Peter A. Pappas
     -----------------------------------
Name:  Peter A. Pappas
Title: Chief Executive Officer